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Exhibit 10.23

***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4),
200.83 and 230.406.

EXCLUSIVE LICENSE AND RESEARCH COLLABORATION AGREEMENT

between

MERCK & CO., INC.

and

METABASIS THERAPEUTICS, INC.

EXCLUSIVE LICENSE AND RESEARCH COLLABORATION AGREEMENT

        This Agreement (this "Agreement") is dated as of December 23, 2003 (the "Effective Date"), and is entered into by and between MERCK & CO., INC., a corporation organized and existing under the laws of New Jersey ("Merck"), and METABASIS THERAPEUTICS, INC., a corporation organized and existing under the laws of Delaware ("Metabasis").

RECITALS:

        WHEREAS, Metabasis has developed Metabasis Technology (as hereinafter defined) for the discovery and optimization of liver targeted compounds and [***] Merck HCV Compounds (as hereinafter defined);

        WHEREAS, Merck and Metabasis desire to enter into a research collaboration to apply Metabasis Technology to Merck HCV Compounds to develop the Collaboration Compounds (as hereinafter defined) upon the terms and conditions set forth herein; and

        WHEREAS, Merck desires to obtain licenses under the Metabasis Technology and Metabasis' interest in the Collaboration Technology and Prior Technology (as each such term is hereinafter defined) to develop and commercialize Products in the Field (as hereinafter defined), and Metabasis desires to grant such licenses, in each case upon the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.     DEFINITIONS

        Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below. References to "Articles", "Sections" and "subsections" in this Agreement shall be to Articles, Sections and subsections respectively, of this Agreement unless otherwise specifically provided:

          1.1    "Affiliate" shall mean (i) any corporation or business entity of which more than fifty percent (50%) (or if the jurisdiction where such entity is domiciled prohibits foreign ownership of such entity, the maximum foreign ownership interest permitted under such laws, provided that Merck or Metabasis actually controls such entity) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by Merck or Metabasis; or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) (or if the jurisdiction where such entity is domiciled prohibits foreign ownership of such entity, the maximum foreign ownership interest permitted under such laws, provided that such entity actually controls Merck or Metabasis) of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of Merck or Metabasis; or (iii) any corporation or business entity of which more than fifty percent (50%) (or if the jurisdiction where such entity is domiciled prohibits foreign ownership of such entity, the maximum foreign ownership interest permitted under such laws, provided that the owning entity actually controls the owned entity) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a corporation or business entity described in (i) or (ii).

          1.2    "Calendar Quarter" shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

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          1.3    "Calendar Year" shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

          1.4    "Change of Control" means with respect to a Party: (1) a sale of all or substantially all of such Party's assets or business relating to this Agreement; (2) a merger, reorganization or consolidation involving a Party in which the stockholders of such Party immediately prior to such transaction cease to own collectively a majority of the voting equity securities of a successor entity; or (3) a person or entity, or group of persons or entities, acting in concert acquire more than 50% of the voting equity securities or management control of such Party.

          1.5    "Collaboration Compound" shall mean a chemical entity that is synthesized solely by a Party or jointly by the Parties prior to or in the course of the Research Program, or prior to the [***] of the expiration or termination of the Research Program Term, that (a) [***]; and (b) [***] incorporates HepDirect Technology.

          1.6    "Collaboration Know-How" shall mean Know-How directed to any Invention or development made solely by a Party (or on its behalf) or jointly by the Parties in the course of the Research Program during the Research Program Term, or, [***] prior to the [***] of the expiration or termination of the Research Program Term, that, in each case, is a composition of matter of a Collaboration Compound or a method of making or using a Collaboration Compound; but excluding, in each case, Collaboration Patents and Metabasis Technology.

          1.7    "Collaboration Patents" shall mean Patents claiming any Invention conceived solely by a Party (or on its behalf) or jointly by the Parties in the course of the Research Program during the Research Program Term, or, [***] prior to the [***]of the expiration or termination of the Research Program Term, that, in each case, is a composition of matter of a Collaboration Compound or a method of making or using a Collaboration Compound; but excluding, in each case, Metabasis Technology.

          1.8    "Collaboration Technology" shall mean the Collaboration Know-How and Collaboration Patents.

          1.9    "Combination Product" shall mean a Product which includes one or more pharmaceutically active ingredients other than Collaboration Compound in combination with Collaboration Compound. All references to Product in this Agreement shall be deemed to include Combination Product.

          1.10    "Committee" shall mean the joint research committee established to facilitate the Research Program as more fully described in Section 2.4.

          1.11    "Competitive Product" shall mean, with respect to a Product being commercialized by or on behalf of a Related Party in a particular country, any preparation in final form being commercialized by a non-Related Party in such country [***], delivered by the same mode of administration as such Product, whether for sale by prescription, over-the-counter or any other method.

          1.12    "Compulsory License" shall mean, in the case of a Product, a compulsory license obtained by a Third Party through the order, decree or grant of a Regulatory Authority, authorizing such Third Party to manufacture, use, sell, offer for sale or import such Product in a particular country.

          1.13    "Confidential Information" shall have the meaning given such term in Section 4.1.

          1.14    "European Market" shall mean: (a) any one of the following countries: the United Kingdom, France, Germany, Italy or Spain; or (b) the European Union as a whole.

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          1.15    "Exclusive Efforts" shall have the meaning given such term in Section 2.10.

          1.16    "Existing Third Party Patent Licenses" shall have the meaning given such term in Section 6.2.

          1.17    "Field" shall mean the treatment of hepatitis C viral infections in humans.

          1.18    "First Commercial Sale" shall mean, with respect to any Product, the first sale for end use or consumption of such Product in a country after all required approvals with respect to such Product, including Marketing Authorization, have been granted by the Regulatory Authority of such country. For purposes of clarification, the first sale for end use or consumption of a Product in a country after conditional approval has been granted will constitute a First Commercial Sale for purposes of this Agreement.

          1.19    "Full Time Equivalent" or "FTE" shall mean the equivalent of a full-time scientist's work time over a twelve-month period (including normal vacations, sick days and holidays). The portion of an FTE year devoted by a scientist to the Research Program shall be determined by dividing the number of full days during any twelve-month period devoted by such employee to the Research Program by the total number of working days during such twelve-month period.

          1.20    "FTE Rate" shall mean the amount Merck will pay Metabasis over a consecutive twelve (12) month period during the Research Program Term to support one (1) Metabasis FTE dedicated to the Research Program. The FTE Rate will be [***] per FTE. The FTE Rate shall include all personnel, equipment, reagents and all other expenses including support staff and overhead for or associated with an FTE, provided that payment by Merck of the FTE Rate shall not be deemed to give Merck any ownership interest in any equipment, reagents or other property purchased by Metabasis using such research funding.

          1.21    "Good Laboratory Practices" of "GLP" shall mean Good Laboratory Practices regulations as promulgated by the United States Food and Drug Administration and any successor governmental authority having substantially the same function.

          1.22    "HepDirect Technology" shall mean (a) any and all [***] of [***] that are activated by any [***] and/or (b) any method of making or using any of the foregoing.

          1.23    "HepDirect Patents" shall mean Patents in the Territory that claim, cover or relate to HepDirect Technology, which as of the Effective Date are owned by Metabasis or to which Metabasis through license or otherwise has acquired rights, including, but not limited to, those listed on Schedule V to the Research Plan.

          1.24    "IND" shall mean an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

          1.25    "Information" shall mean any and all information and data, including without limitation all Know-How and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial, legal and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

          1.26    "Invention" means any process, method, use, composition of matter, article of manufacture, discovery or finding, whether or not patentable.

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          1.27    "Joint Invention" shall mean any Invention conceived jointly by the Parties in the course of the Research Program during the Research Program Term; but excluding, in each case, Joint Patents, Collaboration Technology, Merck Technology and Metabasis Technology.

          1.28    "Joint Patents" shall mean Patents claiming any Joint Invention; but excluding, in each case, Collaboration Technology, Merck Technology and Metabasis Technology.

          1.29    "Joint Technology" shall mean Joint Inventions and Joint Patents.

          1.30    "Know-How" shall mean all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compounds, compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

          1.31    "Major Market" shall mean the United States of America, the European Union or Japan.

          1.32    [***]

          1.33    [***]

          1.34    "Marketing Authorization" shall mean any approval (including without limitation all applicable pricing and governmental reimbursement approvals) necessary to receive permission from the relevant Regulatory Authority to market and sell a Product in any country.

          1.35    "Merck HCV Compound" shall mean any one of the [***] specifically listed on Schedule I to the Research Plan.

          1.36    "Merck Know-How" shall mean Know-How directed to: (a) Merck HCV Compounds; or (b) any Invention or development made solely by Merck prior to or in the course of the Research Program during the Research Program Term that is not directed to a composition of matter of a Collaboration Compound or a method of making or using a Collaboration Compound; but excluding, in each case, Merck Patents, Prior Technology, Collaboration Technology and Metabasis Technology.

          1.37    "Merck Patents" shall mean Patents claiming: (a) Merck HCV Compounds; or (b) any Invention conceived solely by Merck prior to or in the course of the Research Program during the Research Program Term that is not directed to a composition of matter of a Collaboration Compound or a method of making or using a Collaboration Compound; but excluding, in each case, Prior Technology, Collaboration Technology and Metabasis Technology.

          1.38    "Merck Technology" shall mean the Merck Know-How and Merck Patents.

          1.39    "Metabasis Internal Program" shall mean an internal research program funded by Metabasis to discover and develop [***] that use HepDirect Technology (other than Collaboration Compounds) for use in the Field. The Metabasis Internal Program may include, without limitation, activities directed to certain biological assays and the optimization thereof and methods for preparing, testing and using HepDirect Technology. The Metabasis Internal Program as it exists on the Effective Date is more fully described in Schedule II to the Research Program. However, Merck acknowledges

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that the Metabasis Internal Program is subject to change from time to time after the Effective Date, subject to the provisions of Article 8 of this Agreement.

          1.40    "Metabasis Internal Program Compound" shall have the meaning given such term in Section 8.2.

          1.41    "Metabasis Know-How" shall mean Know-How directed to: (a) HepDirect Technology developed [***] prior to the Effective Date or [***] outside of the course of the Research Program during the Research Program Term; or (b) any improvement or enhancement to any item described in the preceding clause (a) developed [***] in the course of the Research Program during the Research Program Term; but excluding, in each case, Metabasis Patents.

          1.42    "Metabasis Patents" shall mean Patents claiming any Invention directed to: (a) HepDirect Technology conceived [***] prior to the Effective Date or [***] outside of the course of the Research Program during the Research Program Term; or (b) any improvement or enhancement to any item described in the preceding clause (a) conceived [***] in the course of the Research Program during the Research Program Term. Metabasis Patents shall include, without limitation, the HepDirect Patents.

          1.43    "Metabasis Technology" shall mean the Metabasis Know-How and Metabasis Patents.

          1.44    "NDA" shall mean a New Drug Application, Biologics License Application, Worldwide Marketing Application, Marketing Application Authorization or similar application or submission for Marketing Authorization of a Product filed with a Regulatory Authority to obtain marketing approval for a biological, pharmaceutical or diagnostic product in that country or in that group of countries.

          1.45    "Net Sales" shall mean the gross invoice price of Product sold by Merck or its Related Parties to the first Third Party after deducting, if not previously deducted, from the amount invoiced or received:

            (a)   trade and quantity discounts other than early pay cash discounts;

            (b)   returns, rebates, chargebacks and other allowances;

            (c)   retroactive price reductions that are actually allowed or granted; and

            (d)   a fixed amount equal to [***] of the amount invoiced to cover bad debt, sales or excise taxes, early payment cash discounts, transportation and insurance, custom duties, and other governmental charges.

With respect to sales of a particular Combination Product, and on a country-by-country basis, the "Net Sales" for royalty purposes hereunder shall be calculated by multiplying the actual Net Sales (calculated in the manner described above) of such Combination Product by the fraction [***], in which A is [***], and B is [***] All [***] shall be calculated as the [***] during the applicable accounting period for which the Net Sales are being calculated. If, on a country-by-country basis, no [***], is made in such country during the applicable accounting period, or if [***] cannot be determined for an accounting period, then the "Net Sales" for royalty purposes hereunder for sales of such Combination Product in each such country shall be determined by multiplying the Net Sales (calculated in the manner described above) of such Combination Product in such country by a fraction, determined by mutual agreement of the Parties, that reflects [***] to the end user in such country, provided that in no event will [***] be less than [***] for purposes of this paragraph.

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          1.46    "Party" shall mean Merck or Metabasis, and "Parties" shall mean Merck and Metabasis.

          1.47    "Patents" shall mean (a) all patents, certificates of invention, applications for certificates of invention, and patent applications, including without limitation patent applications under the Patent Cooperation and the European Patent Convention, and abandoned patent applications throughout the world, together with (b) any renewal, division, continuation (in whole or in part), or continued prosecution applications of any of such patents, certificates of invention and patent applications, and any all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing, and any foreign counterparts of any of the foregoing and any other patents and patent applications claiming priority back to any of the foregoing.

          1.48    "Phase I Clinical Trial" shall mean a human clinical trial in any country to initially evaluate the safety and/or pharmacological or antigenic effect of a Product in human subjects or that would otherwise satisfy the requirements of 21 CFR 312.21(a) or the equivalent laws, rules or regulations in the European Union or Japan.

          1.49    "Phase II Clinical Trial" shall mean a human clinical trial in any country to initially evaluate the effectiveness of a Product (whether as a primary or secondary endpoint) for a particular indication or indications in human subjects with the disease or indication under study or that would otherwise satisfy the requirements of 21 CFR 312.21(b) or the equivalent laws, rules or regulations in the European Union or Japan.

          1.50    "Phase III Clinical Trial" shall mean a pivotal human clinical trial in any country the results of which could be used to establish safety and efficacy of a Product as a basis for a Marketing Application or that would otherwise satisfy the requirements of 21 CFR 312.21(c) or the equivalent laws, rules or regulations in the European Union or Japan.

          1.51    "Prior Inventions" shall mean the Inventions (whether or not patentable) specifically listed in Schedule III to the Research Plan. For purposes of clarification, Prior Inventions exclude Metabasis Technology.

          1.52    "Prior Patents" shall mean Patents claiming any Prior Invention. The Prior Patents existing as of the Effective Date are listed in Schedule IV to the Research Plan. For purposes of clarification, Prior Patents exclude Metabasis Technology.

          1.53    "Prior Technology" shall mean all Prior Inventions and Prior Patents.

          1.54    "Product(s)" shall mean any preparations in final form containing one or more Collaboration Compounds for sale by prescription, over-the-counter or any other method, including without limitation any Combination Product.

          1.55    "Regulatory Authority" shall mean any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Product in the Territory, including, in the United States, the United States Food and Drug Administration and any successor governmental authority having substantially the same function.

          1.56    "Related Party" shall mean Merck, its Affiliates and sublicensees (which term does not include distributors) permitted under this Agreement. Notwithstanding the foregoing, in no event shall Metabasis be considered a Related Party.

          1.57    "Research Plan" means the plan (the initial form of which has been agreed upon in writing by the Parties by letter agreement dated concurrently herewith) that sets out the research work to be performed by Metabasis and Merck in conducting the Research Program, as such plan may be amended or modified by the Committee or the Parties as contemplated under this Agreement.

          1.58    "Research Program Term" shall mean the duration of the Research Program, and "Initial Research Program Term" and "Extended Research Program Term" shall have the respective meanings given such terms in Section 2.7.

          1.59    "Research Program" shall mean the research activities undertaken by either or both of the Parties hereto as set forth in Article 2 and the Research Plan.

          1.60    "Territory" shall mean all of the countries in the world, and their territories and possessions.

          1.61    "Third Party" shall mean an entity other than Merck and its Related Parties, and Metabasis and its Affiliates.

          1.62    "Valid Patent Claim" shall mean a claim of an issued and unexpired patent included within the Collaboration Technology, the Prior Technology or the Metabasis Technology, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and which is not appealable or has not been appealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

2.     RESEARCH PROGRAM

        2.1    General

        Metabasis and Merck shall engage in the Research Program upon the terms and conditions set forth in this Agreement. The activities to be undertaken in the course of Research Program are set forth in the Research Plan which may be amended from time to time upon the mutual written agreement by authorized representatives of the Parties.

        2.2    Conduct of Research

        Subject to the terms and conditions of this Agreement, each Party shall be responsible for managing and controlling their respective research obligations under the Research Plan. Each Party shall conduct the Research Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations and all applicable good laboratory practices to attempt to achieve their objectives efficiently and expeditiously. Each Party shall proceed diligently and in a timely manner with the work set out in the Research Program by using their respective good faith efforts to allocate sufficient time, effort, equipment and facilities to the Research Program and to use personnel with sufficient skills and experience as are required to accomplish the Research Program in accordance with the terms of this Agreement and Research Plan. In no event shall Metabasis be obligated to devote to the Research Program more than the number of FTEs being funded by Merck under this Agreement.

        Each Party shall be entitled to utilize the service of Third Parties to perform their respective Research Program activities only upon the prior written consent of the other Party (not to be unreasonably withheld) or as specifically set forth in the Research Plan. Notwithstanding any such consent, each Party shall remain at all times responsible for the performance of its respective responsibilities under the Research Program and shall obtain the written agreement of each such Third Party, prior to the time such Third Party initiates work, to assign ownership of Inventions made in the course of Research Program activities to such Party, and such Party will make such further assignment of such Inventions as provided under Article 7 hereof.

        2.3    Use of Merck Research Funding and Metabasis FTE Commitments

        2.3.1    Metabasis shall apply the research funding it receives from Merck under this Agreement solely to carry out its Research Program activities in accordance with the Research Plan and the terms and conditions of this Agreement.

        2.3.2    For the initial year of the Research Program Term commencing with the Effective Date, Metabasis shall dedicate [***] FTEs to the Research Program to work directly on the Research Program, all of which shall be funded by Merck in accordance with Section 5.2. At least [***] working by or on behalf of Metabasis as an FTE on the Research Program will work exclusively on the Research Program during the Research Program Term. Subject to the preceding sentence, [***] working by or on behalf of Metabasis as an FTE on the Research Program may work on other Metabasis research programs; provided, however, that no more than [***] working by or on behalf of Metabasis as an FTE on the Research Program may work on the Metabasis Internal Program, without the prior approval of the Committee. Metabasis shall inform persons working on its behalf on the Research Program of Metabasis' obligations under this Section and under Section 8.1 and shall instruct such persons to comply herewith and therewith and shall further instruct such persons to avoid sharing or utilizing Merck Confidential Information, Merck Technology, Prior Technology and Collaboration Technology with any individuals working on Metabasis Internal Program. In the event that Merck opts to extend the Research Program Term for a second year or the Parties mutually agree to extend the Research Program Term beyond any such second year, in each case in accordance with Section 2.7, the Parties shall mutually agree upon the number of Metabasis FTEs to be devoted to the Research Program for each Calendar Year during such Extended Research Program Term, all of which shall be funded by Merck in accordance with Section 5.2.

        2.3.3    Metabasis shall ensure: (i) by confidentiality agreement that all FTEs and all other Metabasis personnel, employees, and agents involved in the Research Program shall comply with the confidentiality provisions of this Agreement; and (ii) that each FTE that works on the Research Program is qualified by appropriate experience and qualifications to perform the Research Program work assigned to such FTE in a capable and professional manner. If Merck reasonably believes that any FTE working on the Research Program for Metabasis (or on its behalf) is not meeting the foregoing requirements, then Merck may so notify Metabasis and, Metabasis shall either shift such FTE off the Research Program and replace him/her with a satisfactory FTE or justify to Merck that such FTE is satisfying the foregoing requirements.

        2.4    Joint Research Committee

        The Parties hereby establish a committee to facilitate the Research Program as follows:

          2.4.1    Composition of the Joint Research Committee.    The Research Program shall be conducted under the direction of a joint research committee (the "Committee") composed of three (3) named representatives of Merck and three (3) named representatives of Metabasis. Each Party shall appoint its respective representatives to the Committee from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change. These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Research Program. Additional representatives or consultants may from time to time,

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  by mutual consent of the Parties, be invited to attend Committee meetings, subject to such representative's and consultant's written agreement to comply with the confidentiality and non-use obligations equivalent to those set forth in Article 4. Each Party shall bear its own expenses related to the attendance of such meetings by its representatives. The Committee shall be chaired by a representative of Merck. The Committee's decision-making authority shall be limited to scientific and technical matters related to the conduct of the Research Program. Decisions of the Committee shall be made by unanimous vote, with each Party's representatives on the Committee collectively having one (1) vote. In the event that the Committee cannot or does not, after good faith efforts, reach agreement on an issue, such issue shall be referred to the Executive Vice President, Worldwide Basic Research for Merck and the executive Vice President of Research and Development for Metabasis. Such officers of the Parties shall meet promptly thereafter and shall negotiate in good faith to resolve such issue. If they cannot resolve such issue within thirty (30) days of commencing such negotiations, then the resolution and/or course of conduct shall be determined by [***], but [***] will provide [***] or other matters for which [***] and [***]. In no event shall the Committee have the right:

            (a)   to modify or amend the terms and conditions of this Agreement;

            (b)   to make any decisions or determinations with respect to the preparation, filing, prosecution, maintenance, enforcement or defense of Patents (which decisions shall be made in accordance with Article 7);

            (c)   to determine which personnel of a Party perform Research Program activities or act as such Party's representatives on the Committee;

            (d)   to modify or amend the Research Plan in any manner that would require Metabasis to devote a number of FTEs to the Research Program beyond that specified in, or agreed upon in accordance with, Section 2.3.2 or to incur expenses not contemplated by this Agreement;

            (e)   to modify or amend Schedule I, II, III, IV or V to the Research Plan; or

            (f)    to determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement.

          2.4.2    Meetings.    The Committee shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than once per Calendar Quarter, with the location for such meetings alternating between Metabasis and Merck facilities (or such other locations as is mutually agreed by the Parties). Alternatively, the Committee may meet by means of teleconference, videoconference or other similar communications equipment. The Committee shall confer solely regarding the status of the Research Program, review relevant data, consider and advise on any technical issues that arise, consider issues of priority, and review and advise on any budgetary and economic matters relating to the Research Program which is referred to the Committee. No Committee meeting may be conducted unless at least two (2) representatives of each Party are participating.

          2.4.3    Minutes.    The hosting Party shall have responsibility for preparing definitive minutes of each Committee meeting, a draft of which shall be circulated for comment to all members of the Committee within ten (10) business days after the relevant meeting. Such minutes shall provide a description, in reasonable detail, of the Research Program progress to date, and of the discussions at the meeting, a list of any actions or determination approved by the Committee and any disagreements not resolved by the Committee. The Project Leaders for the Parties shall discuss any comments on such minutes and finalize the minutes by no later than thirty (30) business days after the meeting. Any disagreement on the minutes shall be resolved in accordance with Section 2.4.1.

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          2.4.4    Project Leaders.    Merck and Metabasis each shall appoint a person (a "Project Leader") from the Committee to coordinate its part of the Research Program. The Project Leaders shall be the primary contact between the Parties with respect to the Research Program. Each Party shall notify the other Party as soon as practicable upon changing this appointment.

        2.5    Exchange of Information

        Upon execution of this Agreement, and from time to time as necessary during the Research Program Term, Metabasis shall disclose to Merck in English all Prior Inventions and Collaboration Know-How not previously disclosed and such Metabasis Know-How as is reasonably necessary, in Metabasis' reasonable judgment, for the performance by Merck of its responsibilities under the Research Program or the manufacture, use or sale of Collaboration Compounds and Products in the Field. From time to time as necessary during the Research Program Term, Merck shall disclose to Metabasis all Prior Inventions and Collaboration Know-How not previously disclosed.

        2.6    Records and Reports

        2.6.1    Records.    Metabasis and Merck shall each maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of the Research Program by such Party.

        2.6.2    Copies and Inspection of Records.    No more frequently than [***], Merck shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all records of Metabasis referred to in Section 2.6.1; provided, however, that Merck shall not have the right to review or copy records to the extent that such records contain information that does not relate to the Research Program, and Metabasis, in lieu of providing such access to its records, may elect to provide copies of the relevant records to Merck. Merck shall maintain such records and the information disclosed therein in confidence in accordance with Section 4.1.

        2.6.3    Quarterly Reports.    Within thirty (30) days following the end of each Calendar Quarter during the Research Program Term, each Party shall provide to the other Party a written progress report in English which shall describe the work performed by such Party to date on the Research Program, evaluate the work performed in relation to the goals of the Research Program and provide such other information required by the Research Program or reasonably requested by the other Party relating to the progress of the goals or performance of the Research Program. Without limiting the generality of the foregoing, each such progress report will disclose any Collaboration Compounds or Collaboration Technology made by such Party during such Calendar Quarter.

        2.7    Research Program Term

        2.7.1    Research Program Term.    Except as otherwise provided herein, the Research Program Term shall commence on the Effective Date and continue for a period of one (1) year (the "Initial Research Program Term"). Merck may, in its sole discretion, extend the Research Program Term for an additional one (1) year period by providing Metabasis with written notice of such election at least sixty (60) days prior to the first anniversary of the Effective Date and in the event of such election by Merck the Parties shall in good faith agree upon any necessary amendments to the Research Plan, as applicable, including, without limitation, the number of Metabasis FTEs to be committed and funded by Merck for such extended term. Thereafter, the Parties may extend the Research Program Term by mutual written agreement of the authorized representative of the Parties, and shall, in such case, amend the

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Research Plan as applicable. Each of the foregoing extensions of the Research Program Term shall be referred to herein as an "Extended Research Program Term."

        2.7.2    Early Termination.    Notwithstanding anything to the contrary in this Section 2.7, Merck may, with or without cause and in its sole discretion, terminate the Research Program Term (a) at any time after Merck has paid Metabasis the milestone payment for the first Collaboration Compound or Product to reach the milestone identified as milestone 1 in Section 5.4, by providing Metabasis with written notice to such effect; or (b) at any time during an Extended Research Program Term, by providing Metabasis with [***] prior written notice; provided that during such [***] period Metabasis must continue to diligently fulfill its obligations under the Research Program and assist Merck in the transition of any necessary information and research remaining as of the effective date of such termination. For the avoidance of doubt, Merck shall not be obligated for FTE funding for Research Program activities scheduled to take place after the effective date of any Research Program termination made in accordance with this Agreement.

        2.8    Compliance

        Each Party shall conduct the Research Program in accordance with all applicable laws, rules and regulations, including, without limitation, all current governmental regulatory requirements concerning Good Laboratory Practices. In addition, if animals are used in research hereunder, each Party will comply with the Animal Welfare Act or any other applicable local, state, national and international laws or regulations relating to the care and use of laboratory animals. The Parties are encouraged to use the highest standards, such as those set forth in the Guide for the Care and Use of Laboratory Animals (NRC, 1996), for the humane handling, care and treatment of such research animals. Any animals which are used in the course of the Research, or products derived from those animals, such as eggs or milk, will not be used for food purposes, nor will these animals be used for commercial breeding purposes. Each Party shall notify the other Party in writing of any deviations from applicable regulatory or legal requirements. Each Party hereby certifies that it will not and has not employed or otherwise used in any capacity the services of any person debarred under Section 21 USC 335a in performing any services hereunder.

        2.9    Materials

        In order to facilitate the Research Program, each Party shall provide the other Party with sufficient quantities of Merck HCV Compounds and Collaboration Compounds as set forth in the Research Plan ("Materials"). Each Party shall use the Materials supplied by the other Party solely for the purposes of carrying out its respective activities under the Research Program in accordance with the terms of this Agreement and, in the case of Merck, of developing and commercializing Collaboration Compounds and Products in accordance with this Agreement. Neither Party shall transfer, deliver or disclose any such Materials of the other Party, or any derivatives, analogs, modifications or components thereof, to any Third Party without the prior written approval of the providing Party, except that: (a) Metabasis may transfer Materials provided by Merck to Metabasis' subcontractors of its Research Program activities as permitted in accordance with Section 2.2 without Merck's prior written consent for the sole purpose of performing such Research Program activities; and (b) Merck may transfer Materials provided by Metabasis (i) to Merck's permitted subcontractors of Research Program activities without Metabasis' prior written consent for the sole purpose of performing such Research Program activities or (ii) to Merck's Related Parties and its agents without Metabasis' prior written consent for the sole purpose of developing and commercializing Collaboration Compounds and Products; subject in each case to the terms and conditions of this Agreement. The Materials are not to be used in humans, except as contemplated by this Agreement and permitted by applicable law. Upon expiration or termination of the Research Program, (x) Metabasis shall, at Merck's option, deliver to Merck or destroy (in accordance with instructions from Merck) any unused Materials supplied by Merck, and any derivatives, analogs, modifications or components thereof, and (y) Merck shall destroy any unused Materials supplied by Metabasis, and any derivatives, analogs, modifications or components thereof; provided that for so long

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as the licenses set forth in Section 3.1(a), Section 3.1(b) and Section 3.2 remain in effect and Merck is conducting development and/or commercialization activities on at least one Collaboration Compound, Merck may retain any quantities supplied by Metabasis of Collaboration Compounds and Products. With Metabasis' consent (not to be unreasonably withheld) Merck may also make Material provided by Metabasis available to academic institutions subject to appropriate restrictions on use.

        2.10    Exclusive Efforts

        Metabasis will (and will cause its Affiliates to) work exclusively (even as to Metabasis and its Affiliates, except for the Metabasis Internal Program which shall be subject to Merck's option rights therein as set forth in Article 8) with Merck in efforts to, and will not license the Metabasis Technology to any Third Party to, research and develop HCV antiviral compounds [***] incorporating HepDirect Technology within the Field ("Exclusive Efforts") from the Effective Date until the first anniversary of the Effective Date; provided, that Merck may, at its sole option, elect to extend the period of Exclusive Efforts for the remainder of the Research Program Term (to include any Extended Research Program Term, if applicable), and after the Research Program Term until the earlier of (i) the date on which [***], or (ii) [***] after the termination/expiration of the Research Program Term, by providing Metabasis with written notice of Merck's elections for such extension of Exclusive Efforts by the first anniversary of the Effective Date. In the event that Merck exercises such option, such extension of Exclusive Efforts will be subject to Merck's payment to Metabasis of the amount set forth in Section 5.3 within the time period specified therein. Nothing in this Section will limit Metabasis' use (itself or with any Affiliate or Third Party) of Metabasis Technology without Merck for any purpose other than for the research and development of HCV antiviral compounds [***] incorporating HepDirect Technology in the Field and subject to the license granted to Merck with respect to the Collaboration Compounds and Products under Article 3.

        2.11    Use of Human Materials

        If any human cell lines, tissue, human clinical isolates or similar human-derived materials ("Human Materials") have been or are to be collected and/or used in the Research Program, each Party represents and warrants (i) that it has complied, or shall comply, with all applicable laws, guidelines and regulations relating to the collection and/or use of the Human Materials and (ii) that it has obtained, or shall obtain, all necessary approvals and appropriate informed consents, in writing, for the collection and/or use of such Human Materials. Each Party shall provide documentation of such approvals and consents upon the other Party's request. Each Party further represents and warrants that such Human Materials may be used as contemplated in this Agreement without any obligations to the individuals or entities ("Providers") who contributed the Human Materials, including, without limitation, any obligations of compensation to such Providers or any other Third Party for the intellectual property associated with, or commercial use of, the Human Materials for any purposes.

3.     LICENSE; EXCHANGE OF INFORMATION; DEVELOPMENT AND COMMERCIALIZATION

        3.1    License Grant

        (a)   License under Prior Technology and Collaboration Technology.    Subject to the terms and conditions of this Agreement, Metabasis hereby grants to Merck an exclusive (even as to Metabasis), royalty-bearing (as set forth in Section 5.5) license, with the right to sublicense, under Metabasis' interest in Prior Technology and Collaboration Technology solely (i) to perform Merck's obligations under the Research Program during the Research Program Term and (ii) to develop, make, have made, use, sell, have sold, offer for sale and import Collaboration Compounds and Products in the Field in the Territory; provided, however, that Metabasis retains such rights under Prior

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Technology and Collaboration Technology solely as are necessary to perform its obligations under the Research Program.

        (b)   License under Metabasis Technology.    Subject to the terms and conditions of this Agreement, Metabasis hereby grants to Merck a non-exclusive, royalty-bearing (as set forth in Section 5.5) license, with the right to sublicense as described below, under Metabasis' interest in Metabasis Technology solely (i) to perform Merck's obligations under the Research Program during the Research Program Term and (ii) to develop, make, have made, use, sell, have sold, offer for sale and import Collaboration Compounds and Products in the Field in the Territory. Merck shall have the right to sublicense its rights under this Section 3.1(b) only in conjunction with a sublicense of its rights under Section 3.1(a), and each such sublicense under this Section 3.1(b) shall have the same scope as the sublicense granted to the same sublicensee under Section 3.1(a).

        (c)   License under Merck Technology.    Subject to the terms and conditions of this Agreement, Merck hereby grants to Metabasis a non-exclusive, royalty-free license, without the right to sublicense, under Merck Technology solely to perform Metabasis' obligations under the Research Program during the Research Program Term.

        3.2    Limited License Grant

        In the event the development, making, having made, use, offer for sale, sale, having sold or import by Merck or Merck's Related Parties of Collaboration Compound(s) or Product(s) would infringe during the term of this Agreement a claim of issued Patents which Metabasis owns or has the rights to license and are not covered by the grants in Sections 3.1(a) and (b), then, provided and only to the extent that such issued Patents claim the manufacture, use or sale of [***] for use in the Field (such claims being hereinafter referred to as the "HCV Claims"), Metabasis hereby grants to Merck, effective at the time such determination is made, to the extent Metabasis is then legally able to do so, a non-exclusive, royalty-bearing (included within the royalties as set forth in Section 5.5) license, including the right to sublicense as described below, under the HCV Claims solely to develop, make, have made, use, sell, offer for sale, have sold or import Collaboration Compound(s) and Product(s) in the Field in the Territory. Merck shall have the right to sublicense its rights under this Section 3.2 only in conjunction with a sublicense of its rights under Section 3.1(a), and each such sublicense under this Section 3.2 shall have the same scope as the sublicense granted to the same sublicensee under Section 3.1(a).

        3.3    Development and Commercialization; Diligence

        Merck shall use reasonable efforts, consistent with the usual practice followed by Merck in pursuing the commercialization and marketing of its other pharmaceutical products of a similar commercial value, at its own expense, to develop and commercialize, itself or through Related Parties, as promptly as reasonably practicable, [***] on a commercially reasonable basis in the Major Markets and in such other countries in the Territory where in Merck's reasonable opinion it is commercially viable to do so.

        (a)   In the event that Merck, except as otherwise excused in accordance with Section 3.5,: (i) is not conducting development or commercialization of [***] in a Major Market in accordance with the first paragraph of this Section 3.3, or (ii) decides that it will not conduct development and commercialization of [***] in a Major Market in accordance with the first paragraph of this Section 3.3, then Merck shall provide Metabasis with prompt written notice thereof.

        (b)   In addition, if Metabasis in good faith believes that Merck is not meeting its development and commercialization obligations in accordance with the first paragraph of this

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Section 3.3 in a Major Market that is not otherwise excused in accordance with Section 3.5, Metabasis may provide Merck with written notice thereof, in which event Merck will have sixty (60) days from the date of such notice in which to reasonably demonstrate to Metabasis that Merck is meeting such diligence obligation.

        3.4    Negative Covenants; No Implied Licenses

        3.4.1    Merck shall not have any right or license under any Metabasis Technology except as granted in Section 3.1, and Merck shall not use or practice any Invention claimed by (i) a Valid Patent Claim within the Metabasis Patents or (ii) a claim within the Metabasis Patents in a pending national or regional patent application that is [***], in each case for the purpose of performing research, development, manufacturing or commercialization activities with respect to any composition of matter that is not a Collaboration Compound or a Product.

        3.4.2    Metabasis and its Affiliates shall not, and shall not grant to any Third Party any rights to, use or practice the Metabasis Technology with respect to the Merck HCV Compounds, the Collaboration Compounds or Products in the Territory during the term of this Agreement, other than solely as necessary to fulfill Metabasis' obligations under the Research Plan.

        3.4.3    No right or license under any Patents or Information of either Party is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

        3.5    Excused Performance

        In addition to the provisions of Article 6, the obligation of Merck with respect to any Product under Section 3.3 are expressly conditioned upon the continuing absence of any material adverse condition or event relating to the safety or efficacy of the Product, and the obligation of Merck to develop or market any such Product shall be delayed or suspended so long as [***] any such condition or event exists.

        3.6    Disclosure Regarding Merck Efforts

        Merck will keep Metabasis appropriately informed about Merck's development and commercialization efforts with respect to Collaboration Compounds and Products. Without limiting the generality of the foregoing, and to the extent not previously disclosed to Metabasis in writing pursuant to Section 5.4, no less frequently [***], Merck shall provide Metabasis with a written report specifying the occurrence of any of the following:

          (a)   the grant of any sublicense of Merck's rights hereunder (including the identity of the sublicensee and the scope of the sublicense) and the termination of any such sublicense;

          (b)   initial generation of any Collaboration Compound or Product by or on behalf of Merck or any of its Related Parties; provided, however, that from and after any termination or modification, as the case may be, of this Agreement [***];

          (c)   the occurrence of any regulatory filing with respect to any Collaboration Compound or Product in any jurisdiction (including, without limitation, any IND or NDA); provided, however, that from and after any termination or modification, as the case may be, of this Agreement [***];

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          (d)   initiation of Phase I Clinical Trials, Phase II Clinical Trials and Phase III Clinical Trials with respect to any Collaboration Compound or Product in any jurisdiction; and

          (e)   the obtainment of Marketing Authorizations with respect to Collaboration Compounds and Products in any jurisdiction.

The provisions of this Section 3.6 shall survive expiration or termination of the Research Program Term for so long as Merck has a license under Sections 3.1(a), 3.1(b) and/or 3.2.

4.     CONFIDENTIALITY AND PUBLICATION

        4.1    Nondisclosure Obligation

        All Information disclosed by one Party to the other Party hereunder ("Confidential Information") shall be maintained in confidence by the receiving Party and shall not be disclosed to any non-Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that the receiving Party can demonstrate by competent written evidence that such Information:

          (a)   is known by receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party's business records;

          (b)   is in the public domain other than as a result of any breach of this Agreement by the receiving Party;

          (c)   is subsequently disclosed to the receiving Party on a non-confidential basis by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

          (d)   is independently discovered or developed by the receiving Party without the use of Confidential Information provided by the Disclosing Party, as documented by receiving Party's business records.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

Collaboration Technology and Prior Technology shall be deemed Information of both Parties.

        4.2    Permitted Disclosures

Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

          (a)   disclosure to governmental or other regulatory agencies in order to obtain patents on Prior Technology, Collaboration Technology, Joint Technology, Merck Technology and/or Metabasis Technology or to gain or maintain approval to conduct clinical trials or to market Product (in each case to the extent permitted by this Agreement), but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations;

          (b)   complying with applicable court orders or governmental regulations;

          (c)   disclosure by Merck to Related Parties for the sole purpose of conducting development and/or commercialization of Collaboration Compounds and Products in accordance with the terms and conditions of this Agreement on the condition that such Related Parties agree to be bound by confidentiality and non-use obligations at least equivalent in scope to those contained in this Agreement; provided the term of confidentiality for such Related Parties shall be no less than ten (10) years; or

          (d)   disclosure to consultants, agents or other Third Parties solely to the extent required to accomplish the purposes of this Agreement or in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, in each case on the condition that such Third Parties agree to be bound by confidentiality and non-use obligations at least equivalent in scope to those contained in this Agreement; provided the term of confidentiality for such Third Parties shall be no less than ten (10) years.

If a Party is required by judicial or administrative process to disclose Information that is subject to the non-disclosure provisions of Section 4.1, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 4, and the Party disclosing Information pursuant to law or court order shall take all reasonable steps necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Information. Metabasis shall consult with Merck on the provisions of this Agreement and the Research Plan, together with schedules or other attachments attached thereto, to be redacted in any filings made by the Metabasis with the Securities and Exchange Commission or as otherwise required by law.

        4.3    Publication

        Merck and Metabasis each acknowledge the other Party's interest in publishing the results of its research and development efforts with respect to Collaboration Compounds and Products in order to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information and, in particular, it is the intent of the Parties to maintain the confidentiality of Confidential Information included in any patent application until such time as such patent application has been published. Consequently, except for disclosures permitted pursuant to Section 4.1 or 4.2, either Party, its employees or consultants wishing to make a written publication or oral presentation shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least sixty (60) days prior to submission for publication or presentation. The reviewing Party shall have the right (a) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of ninety (90) days from the date of such request to enable patent applications protecting each Party's rights in such information to be filed in accordance with Article 7. Upon expiration of such ninety (90) days, the publishing Party shall be free to proceed with the publication or presentation. If the reviewing Party requests modifications to the publication or presentation, the publishing Party shall edit such publication to prevent disclosure of trade secret or proprietary business information of the other Party prior to submission of the publication or presentation. Notwithstanding anything to the contrary in the foregoing, following the filing of any patent application within the Collaboration Technology, in the eighteen (18) month period prior to the publication of such a patent application, neither Party shall make any written or oral disclosure regarding any invention claimed in such patent application without the prior written consent of the other Party.

The Parties agree that Metabasis shall have the sole right to control publication with respect to any Metabasis Technology; provided that such publication shall not disclose any Confidential Information of Merck.

        4.4    Publicity/Use of Names.

        Except as expressly permitted by this Agreement, no disclosure of the existence of, or the terms of, this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party. Notwithstanding the foregoing, the Parties agree that a Party may disclose this Agreement to existing or potential Third Party investors in connection with due diligence or similar investigations by such Third Parties, subject to reasonable confidentiality and non-use obligations, and subject to the other Party's prior written consent (which shall not be unreasonably withheld or delayed). It is understood that Metabasis may desire to issue a press release announcing the execution of this Agreement, which must be done only in accordance with this Section. The Parties acknowledge that each Party may desire or be required to issue subsequent press releases relating to the Agreement or activities thereunder. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof; provided that Metabasis shall not issue any press releases without Merck's consent, which may not be unreasonably withheld. Notwithstanding the foregoing, either Party may issue such press releases or otherwise make such public statements or disclosures (such as in annual reports to stockholders or filings with the Securities and Exchange Commission) as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure; provided, however, that such Party shall first have provided the other Party with a reasonable opportunity to review and comment on any such press releases, statements or disclosures, except to the extent that doing so is not feasible within the timeframe required for compliance with such laws, regulations or market disclosure requirements. In addition, following the initial press release announcing this Agreement, either Party shall be free to disclose, without the other Party's prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith. Metabasis shall provide to the Vice President, Public Affairs a copy of each press release or other written public disclosure made by Metabasis that refers to this Agreement or the activities of the parties hereunder.

5.     PAYMENTS; ROYALTIES AND REPORTS

        5.1    Upfront Fee.    Merck shall make a one-time, non-refundable, non-creditable payment to Metabasis equal to five hundred thousand dollars ($500,000) within thirty (30) days of the Effective Date.

        5.2    Research Program FTE Funding.    In consideration for Metabasis' performance of its obligations under the Research Program, upon the terms and conditions contained herein, Merck shall fund each FTE provided by Metabasis pursuant to Section 2.3 at the FTE Rate. Merck will pay Metabasis the FTE Rate in advance in four equal Calendar Quarter installments, each installment equal to one-quarter of the FTE Rate multiplied by the number of FTEs for the subsequent Calendar Quarter; provided that the FTE payment for (a) the first Calendar Quarter shall be prorated from the Effective Date and will be due within thirty (30) days of the Effective Date and (b) the final Calendar Quarter during the Research Program Term shall be pro rated to the date of expiration or termination of the Research Program Term. If for any Calendar Quarter during the Research Program Term, the number of Metabasis FTEs dedicated to the Research Program falls below the number provided for in the Research Plan, Metabasis will promptly notify Merck of such discrepancy, and, without limiting any other rights Merck may have under this Agreement, Merck will be entitled to adjust the Research Program funding payment under this Section as appropriate. In the event that the Research Program Term is terminated in accordance with this

Agreement, Merck shall be entitled to a refund of any prepaid FTE funding to the extent it covers any period after the effective date of such termination.

        5.3    Fee upon Merck Exercise of its Option for Continued Exclusive Efforts.    In the event that Merck has exercised its option for continued Exclusive Efforts in accordance with Section 2.10, Merck shall make a one-time, non-refundable, non-creditable payment to Metabasis equal to three million dollars ($3,000,000) within thirty (30) days after the first anniversary of the Effective Date and the milestone and royalty payments shall be adjusted as specified in Section 5.4 and Section 5.5.1, respectively.

        5.4    Milestone Payments.    Subject to the terms and conditions in this Agreement, Merck shall pay to Metabasis the following non-refundable, non-creditable (except as expressly set forth below in this Section 5.4) milestone payments (whether such milestone is achieved by Merck or a Related Party):

Milestone 1	[***] upon approval for entry into formal Good Laboratory Practices safety assessment studies of a Collaboration Compound; provided that such [***]. If no such [***], this milestone will be deemed to have been triggered.
Milestone 2	[***] upon administration of Collaboration Compound or Product to the first human in Phase I Clinical Trial.
Milestone 3	[***] upon administration of Collaboration Compound or Product to the first human in Phase II Clinical Trial.
Milestone 4	[***] upon administration of Collaboration Compound or Product to the first human in Phase III Clinical Trial.
Milestone 5	[***] upon NDA approval for Product in United States.
Milestone 6	[***] upon NDA approval for Product in Japan.
Milestone 7	[***] upon NDA approval for Product in the first European Market.

Each of the milestone payments described above in this Section 5.4 shall be payable [***], as the case may be, to reach such milestone; provided that [***] shall [***] Collaboration Compounds, or Products containing such Collaboration Compounds, as the case may be, to reach each such milestone. Each milestone payment shall be payable only upon the initial achievement of such milestone and no amounts shall be due hereunder for subsequent or repeated achievement of such milestone by the same Collaboration Compound or Product.

Merck shall notify Metabasis in writing within thirty (30) days upon the achievement of each milestone, and shall make the appropriate milestone payment within thirty (30) days of the achievement of such milestone. If, for any reason, a Collaboration Compound or Product reaches a particular milestone specified above without having achieved one or more preceding milestones above, then, except as set forth in the preceding paragraph, upon the achievement of such milestone, both the milestone payment applicable to such milestone and the milestone payment(s) applicable to such preceding unachieved milestone(s) shall be due and payable within thirty (30) days of the achievement of such milestone.

In the event that Merck has exercised its option for continued Exclusive Efforts in accordance with Section 2.10, the amount payable by Merck for achievement of each of the foregoing milestones 1 through 7 shall be adjusted as follows:

Milestone 1:	[***]

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Milestone 2	[***]
Milestone 3:	[***]
Milestone 4:	[***]
Milestone 5:	[***]
Milestone 6:	[***]
Milestone 7:	[***]

If any of milestones 1 through 7 have been paid or become payable prior to Merck's exercise of its option for continued Exclusive Efforts, then, for each such milestone that previously has been paid or become payable, Merck shall pay to Metabasis, within thirty (30) days following Merck's exercise of its option for continued Exclusive Efforts, the difference between (a) the adjusted milestone payment amount set forth in the immediately preceding paragraph for such milestone and (b) the amount (if any) previously paid to Metabasis for such milestone.

        5.5    Royalties.

        5.5.1    Royalties Payable By Merck.    Subject to the terms and conditions of this Agreement, Merck shall pay to Metabasis royalties on a country-by-country basis in an amount equal to:

          (a)   [***] of Net Sales of Products by Merck and its Related Parties; provided that either:

            (i)    the [***] of the Product would, but for the licenses granted hereunder, infringe a Valid Patent Claim in the country of sale; or

            (ii)   the [***] of the Product would, but for the licenses granted hereunder, infringe a Valid Patent Claim in the country of sale, but only for so long as gross sales of Competitive Products of such Product in such country have not [***];

provided further that in the event that Merck has exercised its option for continued Exclusive Efforts in accordance with Section 2.10, the royalty rate for sales subject to this subsection 5.5.1(a) shall be adjusted to be [***] of such Net Sales of Products; or

          (b)   [***] of Net Sales of Products by Merck and its Related Parties for sales other than those covered in subsection 5.5.1(a); provided that in the event that Merck has exercised the option for continued Exclusive Efforts in accordance with Section 2.10, the royalty rate for sales subject to this subsection 5.5.1(b) shall be adjusted to be [***] of such Net Sales of Products.

Royalties on each Product at the rate set forth above shall be effective as of the date of First Commercial Sale of Product in a country and shall continue until either: (i) in the case of Net Sales under Section 5.5.1(a)(i), the expiration of the last Valid Patent Claim claiming the [***] of such Product in such country, (ii) in the case of sales under subsection 5.5.1(a)(ii), the earlier of (A) the expiration of the last Valid Patent Claim claiming the [***] of such Product in such country, and (B) such time as gross sales of Competitive Products of such Product in such country by any non-Related Party [***]; or (iii) in the case of sales of Product under subsection 5.5.1(b), until the tenth (10th) anniversary of the First Commercial Sale in such country in the case of sales of Product under subsection 5.5.1(b), subject to the following conditions:

  (x)
  that only one royalty (whichever is the highest applicable royalty hereunder) shall be due with respect to the same unit of Product;

  (y)
  that no royalties shall be due upon the sale or other transfer among Merck or its Related Parties, but in such cases the royalty shall be due and calculated upon Merck's or its Related Party's Net Sales to the first independent Third Party; and

  (z)
  no royalties shall accrue on the disposition of Product in commercially reasonable quantities (consistent with Merck's usual practice as applied to other compounds and

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  products of a similar nature) by Merck or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose), provided, in each case, that neither Merck nor its Related Parties receives any compensation or other consideration for such Product.

        5.5.2    Change in Sales Practices.    The Parties acknowledge that during the term of this Agreement, Merck's sales practices for the marketing and distribution of Product may change to the extent to which the calculation of the payment for royalties on Net Sales may become impractical or even impossible. In such event the Parties agree to meet and discuss in good faith new ways of compensating Metabasis to the extent currently contemplated under Section 5.5.1.

        5.5.3    Royalties for [***].    In those cases where Merck or its Affiliates sell [***] to an independent Third Party and do not receive any consideration from such independent Third Party with respect to sales of [***], the royalty obligations of this Section 5.5 shall be applicable to the sale price of the [***]; provided that each other product that is sold by Merck or its Affiliate to such independent Third Party is also sold without Merck or its Affiliate receiving any consideration from such independent Third Party with respect to sales of such product other than the reasonable arms length price of such product, it being the Parties intent that Merck may not utilize the [***] to such Third Party to obtain a [***] for other products sold by Merck to such Third Party.

        5.5.4    Compulsory Licenses.    If a Compulsory License is granted to a Third Party with respect to Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 5.5.1, then the royalty rate to be paid by Merck on Net Sales in that country under Section 5.5.1 shall [***] for the period during which such Compulsory License is in effect. Merck shall use commercially reasonable efforts to oppose the granting of any such Compulsory License, and if any such Compulsory License is granted, to eliminate or limit such Compulsory License to the extent possible.

        5.5.5    Third Party Licenses.    In the event that one or more patent licenses from other Third Parties are required by Merck or its Related Parties in order to manufacture, use or sell a Collaboration Compound or Product in the Field, including, without limitation, the Existing Third Party Patent Licenses (hereinafter, collectively, "Third Party Patent Licenses"), [***] of the royalties actually paid under such Third Party Patent Licenses by Merck or its Related Parties for sale of such Collaboration Compound or Product in a country for a Calendar Quarter shall be creditable against the royalty payments due Metabasis by Merck with respect to the sale of such Collaboration Compound or Product in such country; provided, however, that in no event shall the royalties that would otherwise be payable by Merck to Metabasis for such Calendar Quarter for sale of such Collaboration Compound or Product in such country (in the absence of this Section 5.5.5) be reduced by more than [***].

        5.6    Reports; Payment of Royalty

        During the term of this Agreement following the First Commercial Sale of a Product, Merck shall furnish to Metabasis a quarterly written report for the Calendar Quarter showing the Net Sales of all Products subject to royalty payments sold by Merck and its Related Parties in the Territory during the reporting period and the royalties payable under this Agreement in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, without limitation and on a country-by-country basis, the number of Products sold, the gross sales and Net Sales of Products, the royalties (in U.S. dollars) payable, and the method used to calculate the royalty. Reports shall be due on the sixtieth (60th) day following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. Merck shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

        5.7    Audits

        (a)   Merck shall maintain, and shall cause its Affiliates to maintain, complete and accurate books and records in connection with the sale of Products hereunder, as necessary to allow the accurate calculation of the royalties due to Metabasis hereunder. Upon the written request of Metabasis and not more than once in each Calendar Year, Merck shall permit an independent certified public accounting firm of nationally recognized standing selected by Metabasis and reasonably acceptable to Merck, at Metabasis' expense (except as set forth in Section 5.7(b) below), to have access during

*** Confidential Treatment Requested

normal business hours to such of the records of Merck and its Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than [***] prior to the date of such request. The accounting firm shall disclose to Metabasis only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Metabasis.

        (b)   If such accounting firm correctly identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within thirty (30) days of the date Metabasis delivers to Merck such accounting firm's written report so correctly concluding, or as otherwise agreed upon by the Parties, plus interest calculated in accordance with Section 5.10. The fees charged by such accounting firm shall be paid by Metabasis; provided, however, that if audit uncovers an underpayment of royalties by Merck that exceeds the greater of [***] or [***] of the total royalties owed, then the fees of such accounting firm shall be paid by Merck.

        (c)   Merck shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Merck, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Metabasis' independent accountant to the same extent required of Merck under this Agreement.

        (d)   Absent fraud, upon the expiration of [***] following the end of any year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon Metabasis, and Merck and its Related Parties shall be released from any liability or accountability with respect to royalties for such year.

        (e)   Metabasis shall treat all financial information subject to review under this Section 5.7 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Merck and/or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

        5.8    Payment Exchange Rate

All payments to be made by Merck to Metabasis under this Agreement shall be made in United States dollars and may be paid by check made to the order of Metabasis or bank wire transfer in immediately available funds to such bank account in the United States designated in writing by Metabasis from time to time. In the case of sales outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due Metabasis shall be made at the monthly rate of exchange utilized by Merck in its worldwide accounting system prevailing on the third to the last business day of the month prior to the month in which such sales are recorded by Merck.

        5.9    Income Tax Withholding

If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article 5, Merck shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article 5. Merck shall submit appropriate proof of payment of the withholding taxes to Metabasis within a reasonable period of time (but in no event later than sixty (60) days) following such payment. Each Party shall provide reasonable assistance to the other Party in minimizing or claiming exemptions from, or refunds of, any such applicable withholding taxes, upon the other Party's written request.

        5.10    [***]

In the event that any payment [***], the payment shall [***]; provided, however, that in no event shall such [***]. The payment [***] shall not limit a Party from exercising any other rights it may have as a consequence of [***]. In the event that Merck [***] claimed by Metabasis to be [***] on the basis that a bona fide dispute between the Parties exists as to whether or when [***], and [***] is ultimately determined to be [***], and/or, as applicable, such [***] is ultimately determined, then such payment shall be deemed to have [***].

*** Confidential Treatment Requested

6.     REPRESENTATIONS AND WARRANTIES

        6.1    Metabasis Representation and Warranty.

        Metabasis represents and warrants to Merck that as of the Effective Date:

          (a)   it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

          (b)   this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

          (c)   to Metabasis' knowledge, the Metabasis Patents in existence on the Effective Date ("Existing Metabasis Patents") are not invalid or unenforceable, and Metabasis is not aware of any Patent owned or controlled by a Third Party with claims that dominate (in whole or in part) the claims of the Existing Metabasis Patents;

          (d)   it has not previously assigned, transferred, conveyed, licensed or otherwise granted a Third Party any right, title and interest in its rights in the Prior Technology;

          (e)   it has not received written notice from any Third Party alleging that the practice of the Prior Technology or the Metabasis Technology infringes or may infringe any intellectual property rights owned or possessed by such Third Party;

          (f)    there are no claims, judgments or settlements against or owed by Metabasis, or claims or litigation against Metabasis pending or threatened in writing, relating to the Prior Technology or the Metabasis Technology;

          (g)   other than the [***] listed in Schedule III to the Research Program, Metabasis has not made any [***] prior to the Effective Date that is: (i) [***]; or (ii) [***];

          (h)   other than the [***] listed under the heading "Metabasis [***]" in Schedule IV to the Research Program, neither Metabasis nor any of its Affiliates has [***]; and

          (i)    Metabasis has provided Merck with a true and complete list of the Existing Metabasis Patents.

        6.2    Merck Representations and Warranty.

        Merck represents and warrants to Metabasis that as of the Effective Date:

          (a)   it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

          (b)   this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

          (c)   [***], to Merck's knowledge, the Merck [***] in existence on the Effective Date that [***] ("Existing Merck [***]") are not [***], and Merck is not aware of any [***] with [***] of the Existing Merck [***];

*** Confidential Treatment Requested

          (d)   [***] it has not previously assigned, transferred, conveyed, licensed or otherwise granted a Third Party any right, title and interest in its rights in the Prior Technology;

          (e)   it has not received written notice from any Third Party alleging that the practice of the Prior Technology or the Merck Technology infringes or may infringe any intellectual property rights owned or possessed by such Third Party;

          (f)    there are no claims, judgments or settlements against or owed by Merck, or claims or litigation against Merck pending or threatened in writing, relating to the Prior Technology or the Merck Technology;

          (g)   Merck is not aware of any [***] that may be required by Merck or its Related Parties in order to [***], other than [***] that may be [***] under that [***], and/or that [***] and together with the [***];

          (h)   neither Merck nor its Affiliates has [***]; and

          (i)    other than the [***] listed under the heading "Merck [***]" in Schedule III to the Research Program, Merck has not made any [***] prior to the Effective Date that is: (i) [***]; or (ii) [***]; and

          (j)    Merck has not [***] any composition of matter that [***].

        6.3    Disclaimer.

        Except as expressly set forth herein, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED "AS IS" AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Without limiting the generality of the foregoing, each Party expressly does not warrant (a) the success of any study or test commenced under the Research Program or (b) the safety or usefulness for any purpose of the technology it provides hereunder.

        6.4    Limitation of Liability.

        EXCEPT FOR PAYMENTS UNDER ARTICLE 5 OR LIABILITY FOR BREACH OF ARTICLE 4, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 6.4 shall not be construed to limit either Party's indemnification obligations under Article 10.

7.     INTELLECTUAL PROPERTY

        7.1    Ownership; Disclosure.

        7.1.1    Collaboration Technology.    All right, title and interest in and to the Collaboration Technology shall, as between the Parties, be jointly owned by Merck and Metabasis. Each Party hereby assigns to the other a joint ownership interest in and to its interest in the Collaboration Technology. It is understood that, except as expressly set forth in this Agreement, neither Party shall have any right to research, develop, commercialize and/or otherwise exploit Collaboration Technology without the express written consent of the other Party.

*** Confidential Treatment Requested

        7.1.2    Prior Technology.    All right, title and interest in and to the Prior Technology shall, as between the Parties, be jointly owned by Merck and Metabasis. Each Party hereby assigns to the other a joint ownership interest in and to its interest in the Prior Technology. It is understood that, except as expressly set forth in this Agreement, neither Party shall have any right to research, develop, commercialize and/or otherwise exploit Prior Technology without the express written consent of the other Party.

        7.1.3    Joint Technology.    All right, title and interest in and to the Joint Technology shall, as between the Parties, be jointly owned by Merck and Metabasis. Each Party hereby assigns to the other a joint ownership interest in and to its interest in the Joint Technology. The Parties agree that each Party shall have the right to research, develop, commercialize and/or otherwise exploit Joint Technology for any purpose without the consent of the other Party.

        7.1.4    Merck Technology.    All right, title, and interest in and to Merck Technology shall, as between the Parties, be solely owned by Merck. Metabasis hereby assigns to Merck all right, title and interest it may have in any Merck Technology.

        7.1.5    Metabasis Technology.    All right, title, and interest in and to Metabasis Technology shall, as between the Parties, be solely owned by Metabasis. Merck hereby assigns to Metabasis all right, title and interest it may have in any Metabasis Technology.

        7.1.6    Disclosure.    Each Party shall promptly disclose to the other inventions within the Collaboration Technology or Joint Technology made in connection with this Agreement. In addition, Merck shall promptly disclose to Metabasis inventions within the Metabasis Technology and Metabasis shall promptly disclose to Merck inventions within the Merck Technology, in each case, made in connection with this Agreement.

        7.1.7    Cooperation.    Each Party shall promptly execute all papers and instruments, and/or require its employees or contractors to execute such papers and instruments, as applicable, so as to effectuate the ownership of Prior Technology, Collaboration Technology, Joint Technology, Merck Technology and Metabasis Technology set forth in this Section 7.1 and to enable the other Party to apply for and to prosecute Patents as contemplated by Section 7.2.

        7.2    Patent Prosecution.

        7.2.1    Merck Patents.    Merck shall have the sole right to control the preparation, filing, prosecution and maintenance of Merck Patents using patent counsel of Merck's choice, at Merck's expense.

        7.2.2    Metabasis Patents.    Metabasis shall have the sole right to control the preparation, filing, prosecution and maintenance of Metabasis Patents using patent counsel of Metabasis' choice, at Metabasis' expense.

        7.2.3    Joint Patents.    The Parties shall decide on a case-by-case basis which Party (the "Responsible Party") will be primarily responsible for the preparation, filing, prosecution and maintenance of Joint Patents, using patent counsel reasonably acceptable to the other Party. The Responsible Party shall consult with the other Party as to the preparation, filing, prosecution and maintenance of each Joint Patent reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office, and shall furnish to the other Party copies of all relevant documents reasonably in advance of such consultation. The Parties shall mutually agree which jurisdictions to make Joint Patent filings in, and the Responsible Party shall not cease prosecution or maintenance of any Joint Patent without the prior written consent of the other Party. The Parties shall mutually agree how to proceed in response to any request for, or filing or declaration of, any interference, opposition or reexamination relating to any Joint Patent.

        7.2.4    Collaboration Patents and Prior Patents.    During the term of this Agreement, all preparation, filing, prosecution and maintenance of Collaboration Patents and Prior Patents shall be governed by this Section 7.2.4.

          (a)   Joint Patent Counsel.    Merck and Metabasis will select patent counsel mutually agreeable to both Parties (the "Joint Patent Counsel") to prepare, file, prosecute, and maintain the Collaboration Patents and Prior Patents. Merck will have the first right to control the preparation, prosecution and maintenance of the Collaboration Patents and Prior Patents, with Metabasis having the right to review and comment on drafts of patent submissions; provided, however, that [***]. In addition, Joint Patent Counsel shall have final responsibility for determining, with respect to Collaboration Patents and Prior Patents: (i) whether, consistent with U.S. laws regarding inventorship, to correct or supplement the inventors listed on the invention disclosure form in view of the activities conducted under the Research Program, and (ii) whether, consistent with applicable U.S. law regarding inventorship, the respective invention was made solely or jointly by Merck and/or Metabasis. As used herein, "prosecution" shall include interferences, reexaminations, reissues, oppositions, and the like.

          (b)   Option to Prosecute and Maintain Patents.    Merck shall give timely notice to Metabasis of any decision not to file applications for, or to cease prosecution and/or maintenance of, or not to continue to pay the expenses of prosecution and/or maintenance of, any Prior Patents or Collaboration Patents on a country-by-country basis and, in such case, shall permit Metabasis, at its sole discretion and expense, to file or to continue prosecution or maintenance of such Prior Patents or Collaboration Patents, in which event Merck shall execute such documents and perform such acts at its expense as may be reasonably necessary to [***] in a timely manner. Any patents or patent applications [***] shall not be considered part of Collaboration Technology or Prior Technology and the claims of such Patents shall not be subject to the license provisions of Article 3.

          (c)   Interference, Opposition, Reexamination and Reissue.    Merck and Metabasis, shall inform the other of any request for, or filing or declaration of, any interference, opposition, or reexamination relating to the Prior Patents or Collaboration Patents within thirty (30) days of learning of such event. [***] be the lead party in any such interference, opposition, or reexamination relating to the Prior Patents or Collaboration Patents, subject to the provisions of this Section 7.2.4(c). [***] shall have the right to review and consult with [***] regarding any submission to be made in connection with such proceeding. Notwithstanding the foregoing or any other provision of this Agreement to the contrary:

            (i)    In any interference, opposition, or reexamination relating to any Prior Patent or Collaboration Patent, [***] shall not (and it will [***]) [***], except as required by law;

            (ii)   [***] shall give [***] timely notice of any proposed settlement of an interference relating to a Prior Patent or Collaboration Patent and shall not enter into such settlement without [***] prior written consent (such consent not to be unreasonably withheld);

            (iii)  [***] shall give [***] timely notice of any decision not to initiate or continue an interference relating to a Prior Patent or Collaboration Patent, and in such case, so long as such interference does not involve a Prior Patent or Collaboration Patent that claims a Collaboration Compound or Product then under development or commercialization by Merck, shall permit [***], at its sole discretion and expense, to initiate or continue such interference in [***] name; and

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            (iv)  In connection with any interference, opposition, reissue or reexamination proceeding relating to the Prior Patents or Collaboration Patents, Merck and Metabasis will cooperate fully and will provide each other with any information or assistance that either reasonably requests. Each Party shall keep the other informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation and approval of any settlement.

        7.2.5    Patent Fees.

        (a)   All costs associated with filing, prosecuting, issuing and maintaining Patents including interference, opposition, reexamination and reissue actions within the Metabasis Technology shall be borne by Metabasis.

        (b)   All costs associated with filing, prosecuting, issuing and maintaining Patents including interference, opposition, reexamination and reissue actions within the Merck Technology shall be borne by Merck.

        (c)   All costs associated with filing, prosecuting, issuing and maintaining Patents including interference, opposition, reexamination and reissue actions within the Joint Technology shall be [***].

        (d)   All costs associated with filing, prosecuting, issuing and maintaining Patents including interference, opposition, reexamination and reissue actions within the Collaboration Technology and Prior Technology shall be [***].

        7.2.6    Cooperation.    Each Party will promptly provide to the other Party information reasonably requested by other Party that is necessary for the prosecution activities pursuant to Section 7.2.4 above.

        7.3    Enforcement and Defense.

        7.3.1    If either Party learns of any infringement of Merck Patents, Metabasis Patents or Joint Patents, or any misappropriation or misuse of Merck Inventions, Metabasis Inventions or Joint Inventions, such Party shall promptly notify the other Party of such infringement, misappropriation or misuse. Merck shall have the sole right to initiate and prosecute any legal action to enforce Merck Technology at its own expense and in the name of Merck, and to control the defense of any declaratory judgment action relating to Merck Technology. Metabasis shall have the sole right to initiate and prosecute any legal action to enforce Metabasis Technology at its own expense and in the name of Metabasis, and to control the defense of any declaratory judgment action relating to Metabasis Technology. The Parties shall decide on a case-by-case basis which Party will have the right to initiate and prosecute such legal action to enforce Joint Technology and to control the defense of any declaratory judgment action relating to Joint Technology and shall mutually agree upon how expenses thereof will be allocated between the Parties. Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery obtained by either or both Merck and Metabasis in connection with or as a result of any action to enforce Joint Technology, whether by settlement or otherwise, shall first be applied to reimburse the costs and expenses of the Parties incurred in connection with the action, and any amounts remaining after such reimbursement shall be shared equally by the Parties. Neither Party shall settle any action regarding Joint Technology without the prior written consent of the other Party (which shall not be unreasonably withheld).

        7.3.2    If either Party learns of any infringement of Prior Patents or Collaboration Patents, or any misappropriation or misuse of Prior Inventions or Collaboration Know-How, such Party

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shall promptly notify the other Party of such infringement, misappropriation or misuse. Merck and Metabasis thereafter shall promptly consult and cooperate fully to determine a course of action including, without limitation, the commencement of legal action by either or both of Metabasis and Merck, to terminate any infringement of such Prior Patent or Collaboration Patent or any misappropriation or misuse of Prior Inventions or Collaboration Know-How. [***] shall have the first right to initiate and prosecute such legal action at its own expense and in the name of [***] and, if necessary, [***], or to control the defense of any declaratory judgment action relating to Prior Patents, Collaboration Patents, Prior Inventions or Collaboration Know-How, and [***] shall pay [***] attorneys fees and costs associated with such action. If, within ninety (90) days following a request by [***] to [***] to initiate and prosecute such legal action or ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, [***] fails to take such action, or if [***] informs [***] that it elects not to exercise such first right, [***](or its designee) thereafter shall have the right either to initiate and prosecute such action or to control the defense of such declaratory judgment in the name of [***] and, if necessary, [***].

        7.3.3    In any infringement action relating to any Prior Patent or Collaboration Patent, [***] shall not (and it will [***], except as required by law.

        7.3.4    If [***] elects not to initiate and prosecute an infringement action as provided in Section 7.3.2, and [***] elects to do so, the costs incurred by [***] in such course of action, including the costs of any legal action commenced or the defense of any declaratory judgment, shall be borne solely by [***].

        7.3.5    For any action to terminate any infringement of Prior Patents or Collaboration Patents or any misappropriation or misuse of Prior Inventions or Collaboration Know-How, if either Party is unable to initiate or prosecute such action solely in its own name, the other Party shall join such action voluntarily and shall execute all documents necessary to initiate litigation to prosecute and maintain such action. In connection with any such action, Merck and Metabasis shall cooperate fully and will provide each other with any information or assistance that either reasonably requests. Each Party shall keep the other informed of developments in any such action or proceeding, including, to the extent permissible by law, the consultation and approval of any offer related thereto.

        7.3.6    Any recovery obtained by either or both Merck and Metabasis in connection with or as a result of any action contemplated by Sections 7.3.2 through 7.3.4, whether by settlement or otherwise, shall be shared in order as follows:

          (a)   The Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

          (b)   The other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action;

          (c)   Any remaining amounts after such reimbursement of the Parties costs and expenses shall [***].

        7.3.7    Each Party shall inform the other Party of any certification regarding any Prior Patents, Collaboration Patents or Joint Patents it has received pursuant to either 21 U.S.C. §§ 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions, or Canada's Patented Medicines (Notice of Compliance) Regulations Article 5, or any similar provisions in a country other than the United States and Canada, and shall provide the other Party with a copy of such certification within five (5) days of receipt by such Party. Metabasis' and Merck's rights with respect to the initiation and prosecution of any

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legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in Sections 7.3.2 through 7.3.5.

        7.3.8    For any action under Sections 7.3.2 through 7.3.4 for which the Parties are sharing expenses, the Party that is contributing the greatest monetary amount shall control the action, but shall continue to consult with the other Party on all major strategy decisions.

        7.3.9    [***] shall give [***] timely written notice of the proposed settlement of any action under Sections 7.3.2 through 7.3.4 and shall not enter into any such settlement without the prior written consent of [***], not to be unreasonably withheld.

        7.4    Patent Term Restoration.    The Parties shall cooperate in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Prior Patents or Collaboration Patents. If elections with respect to obtaining such patent term restoration are to be made, [***] shall have the right to make the election to seek patent term restoration or supplemental protection and [***] shall abide by such election.

8.     MERCK OPTION IN METABASIS INTERNAL PROGRAM.

        8.1    Metabasis Internal Program.    Without limiting any other provisions in this Agreement, and subject to the provisions of Section 2.3.2, Metabasis may continue to conduct the Metabasis Internal Program; provided that (a) the Metabasis Internal Program shall in no event include Collaboration Compounds or Merck HCV Compounds; and (b) the Metabasis Internal Program is subject to Merck's option rights in Metabasis Internal Program Compounds in accordance with Section 8.2.

        8.2    Merck Option Rights in Metabasis Internal Program.    For purposes of this Section 8.2, "Option Period" shall mean the period beginning on the Effective Date and continuing either (a) if Merck exercises its option for continued Exclusive Efforts in accordance with Section 2.10, [***], or (b) if Merck does not exercise its option for continued Exclusive Efforts in accordance with Section 2.10, until the [***]. At any time during the Option Period that Metabasis, in its sole discretion, determines that a HCV antiviral compound [***] incorporating HepDirect Technology under the Metabasis Internal Program (a "Metabasis Internal Program Compound") is [***], Metabasis shall so notify Merck in writing and provide Merck with all available data on such Metabasis Internal Program Compound, which shall include, without limitation, a data package consisting of the items described in writing by the Parties by letter agreement dated concurrently herewith but shall initially exclude [***]. All information disclosed to Merck pursuant to this Section 8.2 (including, without limitation, [***]) shall be deemed Confidential Information of Metabasis. Within [***] of receipt by Merck of such notice and all such information, Merck shall notify Metabasis if Merck is interested in conducting further safety studies on such Metabasis Internal Program Compound. If Merck so notifies Metabasis of its intent, Metabasis shall promptly disclose [***], provided that [***], and Merck shall be responsible for [***] . Further, if Merck so notifies Metabasis of its intent, Metabasis shall supply [***] of such Metabasis Internal Program Compound ([***]) and, at Merck's expense, Merck may itself conduct, or at Merck's option, reimburse Metabasis to conduct, safety studies on such Metabasis Internal Program Compound during the [***] period following receipt by Merck of such quantities of such Metabasis Internal Program Compound or such longer period as the Parties may agree (the "Safety Review Period"), provided that Metabasis shall have no obligation to consent to any extension of the Safety Review Period beyond such initial [***]. In no event will Merck attempt to reverse engineer, deconstruct or in any way determine the structure or composition of any Metabasis Internal Program Compound disclosed or provided hereunder. Merck shall disclose all results of and data from safety studies of any Metabasis Internal Program Compound conducted by or on behalf of Merck (except that Merck shall not be obligated to disclose any Merck or Third Party proprietary methods or processes utilized in such studies), and all of such results and data

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shall be the sole and exclusive property, and the Confidential Information, of Metabasis; provided, however, all such results and data shall be transferred to Metabasis on an "as is" basis without any representation or warrant of any kind, and Metabasis shall be fully liable, and Merck shall have no liability, for any use of such results and data by Metabasis for any and all purposes. Within [***] after (i) if Merck requested further safety studies, the later of the expiration of the Safety Review Period or if Metabasis is conducting such safety studies, the date of receipt by Merck of all data generated as a result of such Metabasis safety studies, or (ii) if Merck does not request further safety studies, the date on which Merck notified Metabasis of such fact in accordance with this Section 8.2, Merck may exercise its option for an exclusive development and commercialization license for such Metabasis Internal Program Compound which shall include, without limitation, the following terms:

Type of Payment	Amount of Payment
Option Fee	[***]
Milestones:
Phase I Entry	[***]
Phase II Entry	[***]
Phase III Entry (Major Market)	[***]
US NDA Approval	[***]
Japan NDA Approval	[***]
EU NDA Approval	[***]
Total	[***]
Royalties:
Net Sales up to [***]	[***]
Net Sales between [***]	[***]
Net Sales over [***]	[***]

*
Subject to [***] reduction if Metabasis Internal Program Compound not covered by valid patent claim. The following additional provisions of Article 5 will also apply: Sections 5.5.1 (applying the financial royalty provisions set forth above), 5.5.2, 5.5.3, 5.5.4, 5.5.5, 5.6, 5.7, 5.8, 5.9 and 5.10.

The foregoing terms and such other commercially reasonable terms as may be negotiated by the Parties shall be set forth in a separate written agreement, which the Parties shall negotiate in good faith and enter into as promptly as practicable, provided that if the Parties have not entered into such agreement within [***] of Merck's exercise of its option, Metabasis shall be free to proceed with development and commercialization of the Metabasis Internal Program Compound on its own or with any Affiliate or Third Party. In addition, in the event that Merck does not exercise its option in the Metabasis Internal Program Compound in the period specified above, Metabasis shall be free to proceed with development and commercialization of the Metabasis Internal Program Compound on its own or with any Affiliate or Third Party.

9.     TERM AND TERMINATION

        9.1    Term and Expiration.

        This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Section 9.2 or 9.3, this Agreement shall continue in effect until expiration of all royalty obligations hereunder. Upon expiration of all royalty obligations under this Agreement, such licenses to Merck pursuant to Sections 3.1(a), 3.1(b) and 3.2 as were in effect immediately prior to such expiration shall become fully paid-up, perpetual licenses.

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        9.2    Termination by Merck.

        Notwithstanding anything contained in this Agreement to the contrary, Merck shall have the right to terminate this Agreement at any time in its sole discretion and for any reason after the end of the Research Program Term by giving ninety (90) days' advance written notice to Metabasis. Not later than thirty (30) days after the date of such termination, each Party shall return or cause to be returned to the other Party all Information in tangible form received from the other Party and all copies thereof, except that each Party may retain one copy in its confidential files for records purposes, provided that Metabasis may retain and use Merck Information to the extent necessary to exercise Metabasis' rights set forth below in this Section 9.2. In the event of termination under this Section 9.2:

          (a)   each Party shall pay all amounts then due and owing as of the termination date;

          (b)   the licenses granted under Sections 3.1 and 3.2 shall automatically terminate and revert to the granting Party;

          (c)   Merck shall, and in the event of a termination by Merck in accordance with this Section 9.2 hereby does, grant to Metabasis an exclusive license under Merck's interest in any and all [***] that was originally conceived or reduced to practice [***] for any and all purposes;

          (d)   Merck shall, and in the event of a termination by Merck in accordance with this Section 9.2 hereby does, grant to Metabasis an exclusive license under Merck's interest in the [***] that was originally conceived or reduced to practice [***] for any and all purposes;

          (e)   only in the event that prior to such termination, Merck had exercised its right to extend Metabasis' Exclusive Efforts pursuant to Section 2.10 and such additional exclusive period had in fact commenced, each party shall take the following actions with respect to any Collaboration Compound or Product that was under clinical development or commercialization by Merck at the time of such termination and only to the extent that such Collaboration Compounds or Products had not been terminated or suspended by Merck due to safety or efficacy in accordance with Section 3.5 (for the purposes of this Section 9.2(e) only, collectively, the "Reverted Compounds"):

            (ii)   Subject to the terms and conditions of this Section 9.2(e), Merck shall grant to Metabasis an exclusive (even as to Merck), royalty-bearing (as set forth below in this Section 9.2(e)) license, under Merck Technology solely to develop, make, have made, use, sell, have sold, offer for sale and import the Reverted Compounds in the Field in the Territory;

            (iii)  Subject to Section 9.2(iii), in the event the development, making, having made, use, offer for sale, sale, having sold or import by Metabasis of Reverted Compounds in the Field would infringe during the term of this Agreement a claim of issued Patents which Merck owns and are not covered by the grants in Section 9.2(e)(i), then, provided and only to the extent that such issued Patents claim the manufacture, use or sale of Reverted Compounds for use in the Field, Merck hereby grants to Metabasis, to be effective at the time such determination is made, to the extent Merck is then legally able to do so, a non-exclusive, royalty-bearing (included within the royalties as set forth in Section 9.2(e)(iv)) license under such Patents claims solely to develop, make, have made, use, sell, offer for sale, have sold or import the Reverted Compounds in the Field in the Territory;

            (iv)  Notwithstanding anything to the contrary in this Section 9.2(e), Merck shall not be obligated to provide Metabasis with the benefit of, and Metabasis hereby agrees that it shall be responsible for obtaining all necessary licenses under, any Third Party Licenses, including without limitation the [***], and any other licenses that may be necessary for Metabasis' development, commercialization or sale of Reverted Compound; provided, however, Merck shall, to the extent permitted by law and under the [***], and subject to assumption by Metabasis of all obligations Merck may have under the [***] with respect to the Reverted Compounds (including without limitation any royalty, milestone or other payment obligations thereunder with respect to the Reverted Compound), grant to Metabasis a sublicense under Merck's interest in [***], solely to develop, make, have made, use, sell, have sold, offer for sale and import the Reverted Compounds in the Field in the Territory;

            (v)   Metabasis hereby agrees, and shall be obligated to pay, milestones on the Reverted Compounds, to the extent not yet paid by Merck to Metabasis for such Reverted Compounds, and royalties on Metabasis' Net Sales of the Reverted Compounds, on the same terms and conditions as would have been applicable to Merck and its Related Parties if Merck had continued development and commercialization of the Reverted Compounds under the terms of Article 5 (other than Section 5.1, 5.2 and 5.3);

            (vi)  Merck shall promptly, to the extent permitted by applicable laws, transfer and assign to Metabasis all data and documents, Marketing Authorizations and other regulatory filings and approvals in Merck's control as of the date of such termination that solely relate to and are necessary for Metabasis to continue the development and commercialization of the Reverted Compounds in the Field (for the purposes of this Section 9.2(e) only, collectively, "Supporting Documents"); provided that all Supporting Documents will be supplied by Merck on an "as-is" basis only and Merck shall have no liability whatsoever as to such Supporting Documents;

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            (vii) Subject to the provisions of Section 10.3, Metabasis hereby agrees to save, defend and hold Merck and its Affiliates and their respective directors, officers, employees and agents harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or losses, including reasonable legal expense and attorneys' fees (for the purposes of this Section 9.2(e) only, collectively, "Losses"), which they may become subject to as a result of any claim, demand, action or other proceeding by any person or entity other than Merck or its Affiliates to the extent such Losses arise directly or indirectly out of Metabasis' (x) development, commercialization or sale of any Reverted Compounds, (y) use of any Supporting Documents or (z) any obligations that Merck may have under any Third Party Licenses or other licenses, including without limitation the [***], with respect to Metabasis and its sublicensees' development, commercialization or sale of Reverted Compounds; except, in each case unless otherwise specified, to the extent such Losses result from the negligence (but only in the case of clause (x) and (z) above) or willful misconduct of Merck or its Affiliate or the breach by Merck of any warranty, representation, covenant or agreement made by Merck in this Agreement; and

            (viii) Notwithstanding anything to the contrary in this Section 9.2(e) and for the purpose of clarity, (a) in no event shall Metabasis have any right to develop, make, have made, use, sell, have sold, offer for sale or import, any Merck HCV Compound (except as chemically incorporated using HepDirect Technology into a Reverted Compound), nor will Merck be restricted in any way from developing or commercializing any Merck HCV Compound independently of Collaboration Technology and Prior Technology, and (b) the license granted by Merck to Metabasis under this Section 9.2(e) shall not be sub-licensable or otherwise transferable by Metabasis without the prior written consent of Merck; and

          (f)    from and after such termination, Merck shall not, directly or indirectly and/or with or through any Affiliate or Third Party, conduct development or commercialization of Collaboration Compounds or Products;

          (g)   Metabasis shall be free to proceed with research, development and commercialization of Metabasis Technology in the Field on its own or with any Affiliate or Third Party; and

          (h)   except as set forth in this Section 9.2 and in Section 9.4, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.

        9.3    Termination for Cause.

        9.3.1    Cause for Termination.    This Agreement may be terminated at any time during the term of this Agreement:

          (a)   upon written notice by a Party if the other Party is in breach of its material obligations hereunder by causes and reasons within its control and has not cured such breach within sixty (60) days after notice requesting cure of the breach; provided, however, in the event of a good faith dispute with respect to the existence of a material breach, the sixty (60) day cure period shall be tolled until such time as the dispute is resolved pursuant to Section 11.6; or

          (b)   by a Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

        9.3.2    Effect of Termination for Cause.

          (a)   Termination by Merck.    If Merck terminates this Agreement under Section 9.3.1(a) or 9.3.1(b):

            (i)    each Party shall pay all amounts then due and owing as of the termination date;

            (ii)   the license granted under Section 3.1(c) shall terminate and be of no further force or effect;

            (iii)  the licenses granted under Sections 3.1(a), 3.1(b) and 3.2 shall continue in full force and effect in accordance with their terms, subject to compliance by Merck with all applicable surviving provisions of this Agreement (including, without limitation, the provisions of Article 5);

            (iv)  if Merck believes it has suffered monetary damages as a direct result of Metabasis' breach, Merck shall have the right to make a claim against Metabasis for such damages, subject to Section 11.6 hereof;

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            (v)   not later than thirty (30) days after the date of such termination, Metabasis shall return or cause to be returned to the Merck all Information in tangible form received from the Merck and all copies thereof, except that Metabasis may retain one copy in its confidential files for records purposes; and

            (vi)  except as set forth in this Section 9.3.2(a) and in Section 9.4, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.

        (b)   Termination by Metabasis. If Metabasis terminates this Agreement under Section 9.3.1(a) or 9.3.1(b):

          (i)    each Party shall pay all amounts then due and owing as of the termination date;

          (ii)   the licenses granted under Sections 3.1 and 3.2 shall automatically terminate and revert to the granting Party;

          (iii)  Merck shall, and in the event of a termination by Merck in accordance with this Section 9.3.2(b) hereby does, grant to Metabasis an exclusive license under Merck's interest in any and all [***] that was originally conceived or reduced to practice [***] for any and all purposes;

          (iv)  Merck shall, and in the event of a termination by Metabasis in accordance with this Section 9.3.2(b) hereby does, grant to Metabasis an exclusive license under Merck's interest in the [***] that was originally conceived or reduced to practice [***] for any and all purposes;

          (v)   only in the event that prior to such termination, Merck had exercised its right to extend Metabasis' Exclusive Efforts pursuant to Section 2.10 and such additional exclusive period had in fact commenced, each party shall take the following actions with respect to any Collaboration Compound or Product that was under clinical development or commercialization by Merck at the time of such termination and only to the extent that such Collaboration Compounds or Products had not been terminated or suspended by Merck due to safety or efficacy in accordance with Section 3.5 (for the purposes of this Section 9.3.2(b)(v), collectively, the "Reverted Compounds"):

            (1)   Subject to the terms and conditions of this Section 9.3.2(b)(v), Merck shall grant to Metabasis an exclusive (even as to Merck), royalty-bearing (as set forth below in this Section 9.3.2(b)(v)(4)) license, under Merck Technology solely to develop, make, have made, use, sell, have sold, offer for sale and import the Reverted Compounds in the Field in the Territory;

            (2)   Subject to Section 9.3.2(b)(v)(3), in the event the development, making, having made, use, offer for sale, sale, having sold or import by Metabasis of Reverted Compounds in the Field would infringe during the term of this Agreement a claim of issued Patents which Merck owns and are not covered by the grants in Section 9.3.2(b)(v)(1), then, provided and only to the extent that such issued Patents claim the manufacture, use or sale of Reverted Compounds for use in the Field, Merck hereby grants to Metabasis, to be effective at the time such determination is made, to the extent Merck is then legally able to do so, a non-exclusive, royalty-bearing (included within the royalties as set forth in Section 9.3.2(b)(v)(4)) license under such Patent claims solely to develop, make, have made, use, sell, offer for sale, have sold or import the Reverted Compounds in the Field in the Territory;

            (3)   Notwithstanding anything to the contrary in this Section 9.3.2(b)(v), Merck shall not be obligated to provide Metabasis with the benefit of, and Metabasis hereby agrees that it shall be responsible for obtaining all necessary licenses under, any Third Party Licenses, including without limitation the [***], and any other licenses that may be necessary for Metabasis' development, commercialization or sale of Reverted Compound; provided, however, Merck shall, to the extent permitted by law and under the [***], and subject to assumption by Metabasis of all obligations Merck may have under the [***] with respect to the Reverted Compounds (including without limitation any royalty, milestone or other payment obligations thereunder with respect to the Reverted Compound), grant to Metabasis a sublicense under Merck's interest in [***], solely to develop, make, have made, use, sell, have sold, offer for sale and import the Reverted Compounds in the Field in the Territory;

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            (4)   Metabasis hereby agrees, and shall be obligated to pay, milestones on the Reverted Compounds, to the extent not yet paid by Merck to Metabasis for such Reverted Compounds, and royalties on Metabasis' Net Sales of the Reverted Compounds, on the same terms and conditions as would have been applicable to Merck and its Related Parties if Merck had continued development and commercialization of the Reverted Compounds under the terms of Article 5 (other than Section 5.1, 5.2 and 5.3);

            (5)   Merck shall promptly, to the extent permitted by applicable laws, transfer and assign to Metabasis all data and documents, Marketing Authorizations and other regulatory filings and approvals in Merck's control as of the date of such termination that solely relate to and are necessary for Metabasis to continue the development and commercialization of the Reverted Compounds in the Field (for the purposes of this Section 9.3.2(b)(v) only, collectively, "Supporting Documents"); provided that all Supporting Documents will be supplied by Merck on an "as-is" basis only and Merck shall have no liability whatsoever as to such Supporting Documents;

            (6)   Subject to the provisions of Section 10.3, Metabasis hereby agrees to save, defend and hold Merck and its Affiliates and their respective directors, officers, employees and agents harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or losses, including reasonable legal expense and attorneys' fees (for the purposes of this Section 9.3.2(b)(v) only, collectively, "Losses"), which they may become subject to as a result of any claim, demand, action or other proceeding by any person or entity other than Merck or its Affiliates to the extent such Losses arise directly or indirectly out of Metabasis' (x) development, commercialization or sale of any Reverted Compounds, (y) use of any Supporting Documents or (z) any obligations that Merck may have under any Third Party Licenses or other licenses, including without limitation the [***], with respect to Metabasis and its sublicensees' development, commercialization or sale of Reverted Compounds; except, in each case unless otherwise specified, to the extent such Losses result from the negligence (but only in the case of clause (x) and (z) above) or willful misconduct of Merck or its Affiliate or the breach by Merck of any warranty, representation, covenant or agreement made by Merck in this Agreement; and

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            (7)   Notwithstanding anything to the contrary in this Section 9.3.2(b)(v) and for the purpose of clarity, (a) in no event shall Metabasis have any right to develop, make, have made, use, sell, have sold, offer for sale or import, any Merck HCV Compound (except as chemically incorporated using HepDirect Technology into a Reverted Compound), nor will Merck be restricted in any way from developing or commercializing any Merck HCV Compound independently of Collaboration Technology and Prior Technology, and (b) the license granted by Merck to Metabasis under this Section 9.3.2(b)(v) shall not be sub-licensable or otherwise transferable by Metabasis without the prior written consent of Merck; and

          (vi)  if Metabasis believes it has suffered monetary damages as a direct result of Merck's breach, Metabasis shall have the right to make a claim against Merck for such damages, subject to Section 11.6 hereof;

          (vii) not later than thirty (30) days after the date of such termination, each Party shall return or cause to be returned to the other Party all Information in tangible form received from the other Party and all copies thereof, except that each Party may retain one copy in its confidential files for records purposes;

          (viii) from and after such termination, Merck shall not, directly or indirectly and/or with or through any Affiliate or Third Party, conduct development or commercialization of Collaboration Compounds or Products;

          (ix)  Metabasis shall be free to proceed with research, development and commercialization of Metabasis Technology in the Field on its own or with any Affiliate or Third Party; and

          (x)   except as set forth in this Section 9.3.2(b) and in Section 9.4, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.

        9.4    Effect of Expiration or Termination; Survival

Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including without limitation the obligation to pay royalties for Product(s) or Collaboration Compound sold prior to such expiration termination. The provisions of Article 4 shall survive the expiration or termination of this Agreement and shall continue in effect for ten (10) years. In addition, the provisions of the following Articles and Sections shall survive expiration or termination of this Agreement.

  Article 1 (Definitions)
  Section 3.4 (Negative Covenants; No Implied Licenses)*
  Section 3.6 (Disclosure Regarding Merck Efforts)*
  Section 5.6 (Reports; Payment of Royalty)*†
  Section 5.7 (Audits)*†
  Section 5.8 (Payment Exchange Rate)*†
  Section 5.9 (Income Tax Withholding)*†
  Section 5.10 [***]
  Section 6.3 (Disclaimer)
  Section 6.4 (Limitation of Liability)
  Article 7 (Intellectual Property)*
  Article 9 (Term and Termination)
  Article 10 (Indemnification)

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Article 11 (Miscellaneous)

*
If and for so long as Merck retains any [***] pursuant to Section 9.3.2(a) or 11.2.3.

†
With respect to any payment obligation that accrues either: (a) prior to expiration or termination; or (b) as a result of Merck's exercise of any [***] pursuant to Section 9.3.2(a) or 11.2.3.

        9.5    Rights in Bankruptcy

All rights and licenses granted under or pursuant to this Agreement by Metabasis to Merck are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (the "Code"), licenses of right to "intellectual property" as defined under Section 101 of the Code. The Parties agree that Merck, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding-by or against Metabasis under the Code, Merck will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless Metabasis elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of Metabasis upon written request therefor by Merck.

The foregoing provisions of this Section 9.5 are without prejudice to any rights a Party may have arising under the Code or other applicable law.

10.   INDEMNIFICATION

        10.1    Indemnification by Merck.

Merck hereby agrees to save, defend and hold Metabasis and its Affiliates and their respective directors, officers, employees and agents (each, a "Metabasis Indemnitee") harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys' fees (collectively, "Losses"), to which any Metabasis Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any person or entity other than a Party or its Affiliates to the extent such Losses arise directly or indirectly out of: (i) the practice by Merck or its Related Parties of any license granted to it hereunder, (ii) the manufacture, use, handling, storage, sale or other disposition of any Product by Merck or any of its Related Parties, or (iii) the breach by Merck of any warranty, representation, covenant or agreement made by Merck in this Agreement; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Metabasis Indemnitee or the breach by Metabasis of any warranty, representation, covenant or agreement made by Metabasis in this Agreement.

        10.2    Indemnification by Metabasis.

Metabasis hereby agrees to save, defend and hold Merck and its Affiliates and their respective directors, officers, employees and agents (each, a "Merck Indemnitee") harmless from and against any and all Losses to which any Merck Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any person or entity other than a Party or its Affiliates to the extent such Losses arise directly or indirectly out of: (i) the practice by Metabasis, its Affiliates or sub-licensees (excluding the Related Parties) of any license granted to it hereunder, (ii) the manufacture, use, handling, storage, sale or other disposition of any product by Metabasis, its Affiliates or sub-licensees (excluding the Related Parties), or (iii) the breach by Metabasis of any warranty, representation, covenant or agreement made by Metabasis in this Agreement; except, in each case, to the extent such Losses result from the negligence or

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willful misconduct of any Merck Indemnitee or the breach by Merck of any warranty, representation, covenant or agreement made by Merck in this Agreement.

        10.3    Control of Defense.

Any entity entitled to indemnification under this Article 10 shall give notice to the indemnifying Party of any Losses that may be subject to indemnification, promptly after learning of such Losses, and the indemnifying Party shall assume the defense of such Losses with counsel reasonably satisfactory to the indemnified Party. If such defense is assumed by the indemnifying Party with counsel so selected, the indemnifying Party will not be subject to any liability for any settlement of such Losses made by the indemnified Party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified Party with respect to such Losses. The indemnified Party shall provide the indemnifying Party with all information in its possession and all assistance reasonably necessary to enable the indemnifying Party to carry on the defense of any such Losses.

        10.4    Insurance.

Merck, at its own expense, shall maintain product liability insurance (or self-insure) in an amount consistent with industry standards during the term of this Agreement.

11.   MISCELLANEOUS

        11.1    Force Majeure

Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur.

        11.2    Assignment and Change of Control

        11.2.1    Except as provided in this Section 11.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party.

        11.2.2    Merck may, without consent of Metabasis, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of Merck or in connection with a Change of Control of Merck.

        11.2.3    Metabasis may, without Merck's consent, assign this Agreement and its rights and obligations hereunder in connection with a Change of Control; provided, however, that in the event of a Major Pharma Change of Control, Metabasis shall provide written notice to Merck at least thirty (30) days prior to the completion of such Major Pharma Change of Control and Merck shall have the right, at its election at any time within thirty (30) days after such notice, to (i) terminate the Research Program (to the extent it is still ongoing) and, (ii) regardless of whether the Research Program is ongoing or so terminated, to implement one or more of the following provisions set forth below in this Section 11.2.3:

          (a)   to the extent that provisions of the Agreement require Merck to provide Merck Know-How and other information regarding the Research Program to Metabasis, such provisions shall be automatically amended to no longer impose such an obligation on Merck;

          (b)   the provisions of the Agreement providing for any participation or decision making by Metabasis on or through the Committee shall be of no further force and effect; provided that Merck may not modify the Research Plan after the effective date of such termination or modification without the consent of Metabasis, such consent not to be unreasonably withheld;

          (c)   such a termination of the Research Program in accordance with this Section 11.2.3 shall be deemed to be a termination of the Research Program pursuant to Section 2.7 regardless of when such Research Program termination occurs;

          (d)   the license granted under Section 3.1(c) shall terminate and be of no further force or effect;

          (e)   Metabasis (including, for purposes of this subsection, the Major Pharma Change of Control party) shall discuss in good faith with Merck the adoption and implementation of commercially reasonable and mutually agreeable procedures for the control of dissemination of Merck Confidential Information, Merck HCV Compounds, Collaboration Technology, Prior Technology, Collaboration Compounds and royalty reports received pursuant to Section 5.6 (collectively, "Sensitive Information") within the surviving entity and among the surviving entity and its Affiliates. The purpose of such procedures would be to limit (to the extent feasible, commercially reasonable and consistent with applicable corporate governance standards) the disclosure of Sensitive Information to only those personnel having a need to know Sensitive Information and to prohibit the use of Sensitive Information for competitive reasons against Merck and the Product, including without limitation, the use of Sensitive Information for the development or commercialization of products in the Field;

          (f)    the licenses granted under Sections 3.1(a), 3.1(b) and 3.2 shall continue in full force and effect in accordance with their terms, subject to compliance by Merck with all applicable surviving provisions of this Agreement (including, without limitation, the provisions of Article 5); and

          (g)   this Agreement will otherwise remain in full force and effect in accordance with its terms.

In addition, in the event that Merck does NOT exercise its right to terminate the Research Program under this Section 11.2.3 with respect to a Major Pharma Change of Control of Metabasis, the provisions of subsections (a), (b), (e), (f) and (g) of this Section 11.2.3 will nevertheless apply to the extent that Merck opts to implement them in accordance with this Section 11.2.3.

        11.2.4    In the event that a Party assigns this Agreement and its rights and obligations hereunder in connection with a Change of Control (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder.

Any attempted assignment not in accordance with this Section 11.2 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.

        11.3    Severability

        If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

        11.4    Notices

        All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Metabasis, to:	Metabasis Therapeutics, Inc. 9390 Towne Centre Drive, Suite 300 San Diego, CA 92121 Attention: Chief Executive Officer Facsimile No.: (858) 587-2770
and:	Cooley Godward LLP 4401 Eastgate Mall San Diego, CA 92121 Attention: L. Kay Chandler, Esq. Facsimile No.: (858) 550-6420
if to Merck, to:	Merck & Co., Inc. One Merck Drive P.O. Box 100, WS3A-65 Whitehouse Station, NJ 08889-0100 Attention: Office of Secretary Facsimile No.: (908)735-1246
and	Merck & Co., Inc. One Merck Drive Attention: Chief Licensing Officer P.O. Box 100, WS2A-30 Whitehouse Station, NJ 08889-0100 Facsimile: (908)735-1214

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day; (b) on the business day after dispatch if sent by nationally-recognized overnight courier; and/or (c) on the fifth business day following the date of mailing if sent by mail.

        11.5    Applicable Law

        This Agreement shall be governed by and construed in accordance with the laws of the State of [***] and the patent laws of the United States without reference to any rules of conflict of laws or renvoi. The United Nations Convention on the Sale of Goods shall not apply.

        11.6    Dispute Resolution

        11.6.1    The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties cannot resolve the dispute, controversy or claim within thirty (30) days of a written request by either Party to the other Party, the Parties agree to hold a meeting, attended by the Chief Executive Officer of Metabasis and either the President, Merck Research Laboratories, or Chief Financial Officer of Merck (or their equivalents), as appropriate in light of the subject matter of the dispute, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within sixty

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(60) days after such written request, the Parties have not succeeded in negotiating a resolution of the dispute, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an "Excluded Claim" shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association ("AAA") as then in effect, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The decision rendered in any such arbitration will be final and not appealable. If either Party intends to commence binding arbitration of such dispute, controversy or claim, such Party will provide written notice to the other Party informing the other Party of such intention and the issues to be resolved. Within thirty (30) days after the receipt of such notice, the other Party may by written notice to the Party initiating binding arbitration, add additional issues to be resolved.

        11.6.2    The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business, none of whom shall be a current or former employee or director, or a then-current stockholder, of either Party, their respective Affiliates or any Related Parties. Within thirty (30) days after receipt of the original notice of binding arbitration (the "Notice Date"), each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within ten (10) business days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be [***], and all proceedings and communications shall be in English.

        11.6.3    It is the intention of the Parties that discovery, although permitted as described herein, will be limited except in exceptional circumstances. The arbitrators will permit such limited discovery necessary for an understanding of any legitimate issue raised in the arbitration, including the production of documents. No later than thirty (30) days after selection of the third arbitrator, the Parties and their representatives shall hold a preliminary meeting with the arbitrators, to mutually agree upon and thereafter follow procedures seeking to assure that the arbitration will be concluded within six (6) months from such meeting. Failing any such mutual agreement, the arbitrators will design and the Parties shall follow procedures to such effect.

        11.6.4    The arbitrators will, in rendering their decision, apply the substantive law of the state of [***] , U.S.A., without giving effect to its principles of conflicts of law, and without giving effect to any rules or laws relating to arbitration.

        11.6.5    Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other non-compensatory damages, except as may be provided in Section 6.4. Each Party shall bear its own costs and expenses and attorneys' fees and an equal share of the arbitrators' and any administrative fees of arbitration.

        11.6.6    Except to the extent necessary to confirm or enforce an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable [***] statute of limitations.

        11.6.7    The Parties agree that, in the event of a dispute over whether a Party has the right to terminate this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute may be paid into an escrow account pending resolution by the arbitrators

*** Confidential Treatment Requested

and to the extent paid directly to a Party shall be refunded if an arbitrator or court determines that such payments are not due.

        11.6.8    As used in this Section, the term "Excluded Claim" shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

        11.7    Entire Agreement; Amendments

        This Agreement, together with the exhibit hereto, contains the entire understanding of the Parties with respect to the subject matter hereof and supercedes and cancels all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof, except that the letter agreement between the Parties dated concurrently herewith (including the Research Plan and the Schedules attached thereto) shall continue in full force and effect during the term of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

        Notwithstanding anything to the contrary in the foregoing, those certain confidentiality agreements between the Parties dated as of April 10, 2003 and May 27, 2003, shall remain in full force and effect with respect to the subject matter thereof and information disclosed thereunder.

        11.8    Headings

        The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

        11.9    Independent Contractors

        It is expressly agreed that Metabasis and Merck shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Metabasis nor Merck shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

        11.10    Waiver

        The waiver by either Party hereto of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

        11.11    Cumulative Remedies

        No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

        11.12    Waiver of Rule of Construction

        Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

        11.13    Counterparts

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

MERCK & CO., INC.		METABASIS THERAPEUTICS, INC.
BY:	/s/ RAYMOND V. GILMARTIN	BY:	/s/ EDGARDO BARACCHINI
NAME:	Raymond V. Gilmartin	NAME:	Edgardo Baracchini, Ph.D. M.B.A
TITLE:	Chairman, President and Chief Executive Officer	TITLE:	Vice President, Business Development
DATE:	12/23/03	DATE:	12/23/03

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  Exhibit 10.23
EXCLUSIVE LICENSE AND RESEARCH COLLABORATION AGREEMENT between MERCK & CO., INC. and METABASIS THERAPEUTICS, INC.
EXCLUSIVE LICENSE AND RESEARCH COLLABORATION AGREEMENT
RECITALS